Exhibit 10.1

LEASE AGREEMENT

Between

McMASTER UNIVERSITY

(the “Landlord”)

–and–

FUSION PHARMACEUTICALS INC.,

A body corporate incorporated under the laws of the Province of Ontario

(the “Tenant”)

Part of 270 Longwood Road South, Hamilton

TABLE OF CONTENTS

ARTICLE 1 – DEFINITIONS	5

ARTICLE 2 – TERM AND USE	10

ARTICLE 3 – RENT	17

ARTICLE 4 – MAINTENANCE, REPAIRS AND ALTERATIONS	21

ARTICLE 5 – LANDLORD’S WORK, TENANT’S WORK AND FIXTURING PERIOD	26

ARTICLE 6 – ENTRY BY LANDLORD	31

ARTICLE 7 – INSURANCE AND INDEMNITY	32

ARTICLE 8 – ASSIGNMENT AND TENANT’S SECURITY	36

ARTICLE 9 – DAMAGE, DESTRUCTION AND EXPROPRIATION	41

ARTICLE 10 – DEFAULT	43

ARTICLE 11 – STATUS STATEMENT, ATTORNMENT AND SUBORDINATION	46

ARTICLE 12 – LANDLORD COVENANTS, REPRESENTATIONS AND WARRANTIES	47

ARTICLE 13 – GENERAL PROVISIONS	49

SCHEDULE “A” DESCRIPTION OF THE BUILDING, THE LANDS & THE PREMISES	54

SCHEDULE “A-1” – SKETCH OF PREMISES SUITE	55

SCHEDULE “B” – RULES AND REGULATIONS	56

SCHEDULE “C” – DESCRIPTION OF COMMON AREAS	57

SCHEDULE “D” GROSS RENT PAYABLE FOR THE TERM	58

SCHEDULE “E” – LEASEHOLD IMPROVEMENT ALLOWANCE AND FINANCING	59

SCHEDULE “F” – PARKING	60

SCHEDULE “G” – LANDLORD’S WORK	61

SCHEDULE “H” – TENANT’S WORK	64

SCHEDULE “I” – JANITORIAL SERVICES	65

SCHEDULE “J” DELETED	68

SCHEDULE “K” PRE-DELIVERY DEVELOPMENT OBLIGATIONS	69

SCHEDULE “K-1”	74

LEASE AGREEMENT

Part of 270 Longwood Road South, Hamilton

THIS LEASE AGREEMENT is dated this 1st of June, 2021

BETWEEN:

McMASTER UNIVERSITY

(hereinafter called the “Landlord”)

- AND -

OF THE FIRST PART,

FUSION PHARMACEUTICALS INC.

(hereinafter called the “Tenant”)

OF THE SECOND PART

WHEREAS The Gore District Land Trustee Corporation (“Gore”) is the registered owner of the lands upon which the McMaster Innovation Park (“MIP”) is situated within the City of Hamilton

AND WHEREAS Gore and The First Longwood Innovation Trust (“FLIT”) have entered into a head lease with respect to that portion of the MIP Lands (as defined below) located to the west of Longwood Road South (the “Lands”) dated January 1, 2011 for a term of 49 years and six months (the “Head Lease”);

AND WHEREAS FLIT has entered into a sublease dated October 1, 2016 (the “FLIT-FLWR Sublease”) with First Longwood Warehouse Redevelopment GP Corporation (“FLWR”) for all of the building located at 200-270 Longwood Road South (the “Building”) on the MIP Lands and a leasehold parcel described on Schedule “A” attached hereto;

AND WHEREAS FLWR has entered into a sublease with the Landlord dated August 1, 2018 (the “FLWR-Landlord Sublease” and collectively with the Head Lease and the FLIT-FLWR Sublease, the “Master Leases”) for certain premises in the Building as set out herein (the “Landlord Premises”);

AND WHEREAS the Landlord desires to lease approximately 26,978 square feet of the Landlord Premises to the Tenant and the Tenant wishes to lease such portion of the Landlord Premises from the Landlord, which portion is the Premises (as defined below), all on the terms set out herein;

NOW THEREFORE this lease and licence witnesses that in consideration of the mutual covenants and agreements herein contained and subject to terms and conditions set forth herein, the parties hereto agree as follows:

ARTICLE 1 – DEFINITIONS

1.1	Definitions.

In this Lease and in the schedules attached to this Lease:

(a)

“Additional Rent” means all sums of money, if any, required to be paid by the Tenant under this Lease (except Gross Rent) and identified as a Tenant cost under the Services Agreement and which includes, if applicable: the Royalty Payments; any Post-Lease Royalty Payments; Excess Facility Cost Payments; costs incurred by the Landlord to remedy any default of the Tenant; any special Janitorial Services requested and approved by Tenant; and Tenants’ share of all Taxes.

(b)	“Additional Services” has the meaning given that term in Section 4.9 below.

(c)	“Alterations” means all repairs, replacements, alterations or additions to the Premises by or on behalf of the Tenant excluding the Landlord’s Work; and “Alter” shall have a corresponding meaning.

(d)	“Anticipated Premises Delivery Date” is August 9, 2022, unless revised by the Parties in accordance with Schedule “K” hereto.

(e)

“Applicable Laws” means all statutes, laws, by-laws, regulations, ordinances, orders and requirements of governmental or other public authorities having jurisdiction in force from time to time, and including but not limited to the Environmental Laws.

(f)	“Architect” means any independent and licensed Ontario architect from time to time named by the Landlord.

(g)	“Assignee” means the Person to whom an Assignment is or is to be made.

(h)

“Assignment” means an assignment of this Lease or a sublease of any part of the Premises; any transaction whereby the rights of the Tenant hereunder are transferred or by which any right of use of any part of the Premises is conferred upon anyone; any encumbrance of this Lease or other arrangement under which either this Lease or the Premises become security for any obligations; and includes any transaction or occurrence whatsoever (including expropriation, receivership proceedings, seizure by legal process and transfer by operation of law), which has changed the identity of the Person having lawful use of any part of the Premises, including the Tenant.

(i)	“Building” means the existing building located on the Lands as may be renovated and improved from time to time and municipally known as 200-270 Longwood Road South, Hamilton, Ontario.

(j)

“Building Systems” means at any time: (i) all heating, ventilating and air-conditioning and other climate control systems and other systems, services, installations and facilities installed in or servicing the Building (or any portion thereof), the Common Areas, including, without limitation, the following systems, installations and facilities: elevators and escalators, mechanical (including HVAC), plumbing, sprinkler, drainage and sewage, electrical and other utilities, lighting, life safety (including fire prevention, communications, security and surveillance), computer (including environmental, security and lighting control); (ii) all machinery, appliances, equipment, apparatus, components, computer software and appurtenances forming part of or used for or in connection with any of such systems, services, installations and facilities including, but not limited to, boilers, motors, generators, fans, pumps, pipes, conduits, ducts, valves, wiring, meters and controls, and the structures and shafts housing and enclosing any of them; and (iii) all Landlord, FLIT or FLWR owned or controlled telecommunications facilities, pathways, installations and equipment.

(k)	“Business Day” means any day which is not a Saturday, Sunday or a day observed as a holiday under the Applicable Laws in the province in which the Building is situated.

(l)

“cGMP” means current Good Manufacturing Practice regulations which provide for systems that assure proper design, monitoring, and control of manufacturing processes and facilities. These regulations are enforced by regulatory agencies such as the US Food and Drug Administration and the European Medicines Agency, and are updated from time to time.

(m)	“Commencement Date” means the date on which the Term commences as determined pursuant to Section 2.2.

(n)

“Common Areas” means those portions of the Building or Landlord Premises leased, subleased or controlled by the Landlord and not exclusively leased to other users, tenants or occupants of the Building, and which the Tenant and its Users are entitled to use under this Lease, as more specifically described in Schedule “C” attached hereto.

(o)	“Contaminant” means Contaminant as defined in the Environmental Protection Act.

(p)

“Design Summary Chart” shall mean a GANTT chart or similar document prepared by the Landlord in consultation with the Tenant to address Project Milestone Events for design sign-off, approval and variances, as may be amended from time to time.

(q)	“Effective Date” means the date of this Lease as shown on page 4.

(r)

“Environmental Laws” shall mean all statutes, laws, by-laws, regulations, codes, orders, guidelines, directives, approvals, licences and permits now or at any time hereafter in effect, made or issued by any municipal, provincial or federal government, or by any department, agency, tribunal, board or office thereof, or any other agency or source whatsoever, (collectively, an “Authority”), regulating, relating to or imposing liability or standard of conduct concerning the MIP Lands (including air, land, surface water, groundwater, waste, real and personal property), public or occupational health and safety and the manufacture, importation, handling, use, reuse, recycling, transportation, storage, disposal, elimination and treatment of a Hazardous Substance (as defined in accordance with Environmental Laws).

(s)	“Excess Facility Cost Payments” means the amounts payable under Section 3.7 below.

(t)	“Fixturing Period” has the meaning given to that term in Section 5.3.

(u)	“FLIT” means The First Longwood Innovation Trust.

(v)	“FLWR” means the First Longwood Warehouse Redevelopment GP Corporation as general partner for the First Longwood Warehouse Redevelopment LP.

(w)	“Force Majeure” has the meaning given to that term in Section 13.12.

(x)

“Gross Rent” means the annual gross rent payable by the Tenant under Section 3.2 and which includes all costs of Landlord carrying out its obligations hereunder and under the Services Agreement unless stated to be a cost paid by Tenant herein or in the Services Agreement, and shall, without limitation include all costs of Janitorial Services, maintenance, repair and replacement completed by Landlord and insurance of the Landlord relating to the Premises and costs incurred with respect to the Building Systems and Common Areas.

(y)	“including” and “include” howsoever written means, where the context permits, “including, without limitation” and “includes, without limitation”, respectively.

(z)

“Janitorial Services” means those basic services for janitorial and custodial purposes for the Building by a qualified Person, retained by the Landlord and approved by Tenant acting reasonably as set out in Schedule “I”.

(aa)	“Landlord’s Work” means the work to the Building and Premises by the Landlord as stated under Schedule “G”.

(bb)

“Lands” means the lands situated in the City of Hamilton, in the Province of Ontario, as more particularly described in Schedule “A”, and includes the Building and the leasehold parcel established thereover.

(cc)	“Lease” shall mean this Lease, as may be amended, restate, extended and assigned from time to time.

(dd)

“Leasehold Improvements” means leasehold improvements in the Premises determined according to common law including, without limitation, all fixtures, improvements, installations, alterations and additions from time to time made, erected or installed in the Building or on the Lands by or on behalf of the Tenant, but in all cases excepting Trade Fixtures but otherwise including Tenant’s Work and Landlord’s Work.

(ee)

“Leasehold Mortgage” means any mortgage or security granted by the Tenant in accordance with Section 8.9, including any such grant by way of assignment, sublease or debenture, where Tenant’s leasehold interest in the Premises, this Lease or the Services Agreement is granted as collateral or as security, whether the security is to be registered on title to the Lands or not.

(ff)	“Leasehold Mortgagee” means the party to whom a Leasehold Mortgage is granted.

(gg)	“Material Deficiency” means any deficiency discovered prior to or following Substantial Performance of the contract for Landlord’s Work whether or not a municipal occupancy permit is issued.

(hh)	“Measurement Standard” means the BOMA Standard Methods of Measurement (ANSI/BOMA Z65.1 – 2010) used for measuring rentable area of office buildings.

(ii)

“MIP Lands” means all the lands and premises of FLIT or Gore, contiguous or otherwise, that collectively create the McMaster Innovation Park in Hamilton, Ontario, as such lands may be defined, known, acquired, diminished or used from time to time.

(jj)

“Mortgage” means any charge, debenture, mortgage or other security, whether registered on title to the Lands or not, in respect of any debt of the Landlord, Gore, FLIT, FLWR or any of their tenants, except the Tenant, attaching to the freehold or a leasehold interest in the Lands, the Building, Leasehold Improvements, Trade Fixtures, or the Premises, as the case may be, and Mortgagor and Mortgagee shall have a corresponding meaning in relation to the Mortgage.

(kk)	Intentionally Omitted.

(ll)	“Parties” means the parties to this Lease and Party means any one of them.

(mm)	“Person” means any person, firm, partnership, corporation, trust, trustee or other entity or any group or combination of persons, firms, partnerships or corporations.

(nn)	“Post-Lease Royalty Payments” means those payments contemplated in Section 3.6.

(oo)

“Pre-Delivery Development Obligations” has the meaning given to that term in Schedule “K” and represents those obligations of the parties arising on the Effective Date and ending on the Commencement Date.

(pp)	“Preconditions” has the meaning given to that term in Section 2.2(a) below.

(qq)

“Premises” means that portion of the Building, more particularly described and outlined on Schedule “A” and Schedule “A-1” attached hereto, being the subject of this lease between the Landlord and the Tenant. Any Building systems located in the Premises do not form part of the Premises.

(rr)	“Project” means the fit out and improvement of the Premises, including the Landlord’s Work and Tenant’s Work.

(ss)

“Project Milestone Events” means those periods throughout the project for design and completion of the Landlord’s Work as agreed by the Parties from time to time and as reflected on the Design Summary Chart as may be amended under Schedule “K”.

(tt)	Intentionally Omitted.

(uu)	“Renewal Term” means the renewal of the Term as contemplated in Section 2.2(c).

(vv)	“Rent” means the aggregate of Gross Rent and any applicable Additional Rent.

(ww)

“Rental Year” means a period of 12 consecutive full calendar months, the first Rental Year beginning on the Rent Commencement Date if such date is the first day of a calendar month; if not, then the first Rental Year shall commence upon the first day of the calendar month next following the month in which the Rent Commencement Date occurs. Each succeeding Rental Year shall commence upon the anniversary date of the first Rental Year.

(xx)	“Rules and Regulations” means the rules and regulations under Section 13.2 as may be amended from time to time in accordance with this Lease.

(yy)	“Royalty Payments” means those payments contemplated in Section 3.5.

(zz)

“Sales Tax” means any sales tax, goods and services tax, harmonized tax, value added tax, or any other tax imposed on the Landlord with respect to Rent, or in respect of the rental of the Premises, whether characterized as a sales tax, goods and services tax, harmonized tax, value added tax, business transfer tax or otherwise.

(aaa)	“Schematic Design Specifications Report” means the schematic design specifications report entered into between the Landlord and Tenant.

(bbb)

“Services Agreement” means that certain shared services agreement between the Landlord and the Tenant which governs matters relating to the provision of certain services by the Landlord to the Tenant and the payment for same by the Tenant to the Landlord as contemplated herein and therein.

(ccc)	Intentionally Omitted.

(ddd)

“Substantial Performance” has the meaning ascribed to it in the Construction Act of Ontario and shall be evidenced by a certificate or certificates issued by the Architect and accepted in writing by the Tenant, which certificate(s) shall be in the form contemplated by the Construction Act of Ontario.

(eee)

“Taxes” means all taxes, levies, charges, school and local improvement rates and assessments whatsoever (including municipal and other property taxes) assessed during the Term against the Premises or any part thereof or against the Landlord on account of its leasehold interest in the Landlord Premises or against Gore, FLIT or FLWR with respect to their interest in the Landlord Premises (only to the extent charged to Landlord) by any lawful taxing authority including any amounts assessed or charged in substitution for or in lieu of any such taxes but excluding only such taxes as capital gains taxes, corporate, income, profit or excess profit taxes, large corporations taxes or any other tax based on the assets or capital, liabilities or balance sheet of the Landlord or the Lands to the extent such taxes are not levied in lieu of any of the foregoing against the Premises or the Landlord in respect thereof, including any other tax or taxation regime brought into force by the Government of Canada, Province of Ontario or City of Hamilton requiring the payment and remittance of any additional or substitutional tax on any benefit, goods or services set out or arising under this Lease and/or in addition to any existing tax as set out above.

(fff)	“Tenant” includes every Person mentioned as Tenant in this Lease.

(ggg)	“Tenant’s Work” shall have the meaning set out in Section 5.2.

(hhh)	“Term” means the term of this Lease under Section 2.2(a) and all renewals and extensions and shall include the Renewal Term if the Tenant exercises its option to extend the Lease.

(iii)	“Termination Right” shall have the meaning set out in Section 2.2(b)

(jjj)

“Trade Fixtures” means trade fixtures, furnishings and equipment of the Tenant which shall not include: (i) heating, ventilating or air-conditioning systems, facilities and equipment in or serving the Building; (ii) floor covering affixed to the floor of the Building; (iii) light fixtures; (iv) internal stairways and doors; and (v) any fixtures, facilities, equipment or installations installed by Landlord as part of Landlord’s Work, all of which are deemed to be Leasehold Improvements.

(kkk)	“Turnover Condition” has the meaning given to that term in Section 5.1 below.

(lll)	“Turnover Packages” has the meaning given to that term in Section 5.1 below.

(mmm)	“Use” shall have the meaning given to that term in Section 2.3 below.

(nnn)

“Users” means subtenants, licensees, invitees, permittees and other persons from time to time allowed to use i) the Premises by the Tenant under or by virtue of this Lease Agreement or ii) the Common Areas and Landlord Premises by the Landlord.

ARTICLE 2 – TERM AND USE

2.1

Grant and Premises. The Landlord leases the Premises to the Tenant for the Term and the Tenant hereby accepts the Premises from the Landlord for the Term, subject to the terms, conditions, obligations and rights contained in this Lease. In addition, the Landlord hereby grants to the Tenant a non-exclusive licence throughout the Term to the benefit or use (as may be appropriate) of those Common Areas which provide access to the Premises or which are generally made available to all tenants in the Building, in common with other tenants of the Building and with all others entitled thereto, subject to the terms and conditions of this Lease. Notwithstanding the foregoing, nothing shall prevent the Landlord from restricting the Tenant’s use of Common Areas that are not required for ingress to or egress from the Premises or for use of the Premises if certain Common Areas are only provided or made available to a certain sub-set of occupants at the Building, provided that the Landlord shall not arbitrarily discriminate against the Tenant and shall permit the Tenant to use those Common Areas generally made available to other tenants or users of the Landlord Premises with other commercialization uses. The Parties acknowledge and agree that this Lease constitutes a sub-sub-sublease and is subject and subordinate to the Master Leases.

The rentable area of the Premises shall be measured by an independent certified space measurer at Landlord’s cost in accordance with the Measurement Standard within six (6) months of the Commencement Date. The rentable area shall be amended in accordance with such measurement, the parties making any necessary adjustments to Rent paid to date to reflect the proper rentable area, and the Premises shall not be re- measured thereafter unless the physical dimensions of the Premises are altered, in which case they shall be remeasured in accordance with the Measurement Standard.

2.2	Term and Renewal and Termination Rights.

(a)

The term of this Lease is for Fifteen (15) years commencing on the Commencement Date and ending on the last day of the fifteenth (15th) Rental Year (the “Term”) and is being entered to between the Tenant and the Landlord for the construction by Landlord of a turnkey cGMP facility for the production of radiopharmaceuticals at the Premises. The Landlord is responsible for ensuring the Landlord’s Work meets the timelines required by the Design Summary Chart and thus ensuring that Tenant is able to comply with the manufacturing commitments made with third party customers by the Tenant in memoranda of understanding, letters of intent, or commercial agreements. The Commencement Date will be five days following satisfaction of the Turnover Condition, provided that the following have been delivered to the Tenant by the Landlord prior to the date thereof: i) Landlord has provided the written consent, recognition and non-disturbance agreement executed by any other Person that may be required to allow the Tenant’s uses as set out in this Agreement in accordance with Section 2.3 below, including the Master Lease NDAs (as hereinafter defined); ii) the parties have signed the Service Agreement by September 1, 2021; and iii) the Landlord and Tenant have confirmed that there are no known Material Deficiencies in the Landlord’s Work (collectively, the “Preconditions”). For clarity, in accordance with Section 5.3, the Fixturing Period shall commence upon the Commencement Date and until the Fixturing Period expires no Gross Rent or Additional Rent shall be payable.

(b)

The Tenant shall have the right to terminate this Lease upon not less than twelve (12) months prior written notice to the Landlord (the “Termination Right”). If the Tenant exercises the Termination Right and the termination date is any time on or after the 5th anniversary of the Commencement Date, the Tenant’s exercise of the Termination Right shall be without penalty and without the obligation to pay any additional amounts to the Landlord. Where the Tenant exercises its Termination Right and pursuant thereto the Lease terminates prior to the fifth anniversary of the Commencement Date, then the Tenant shall pay to Landlord an annual amount equal to $11.00 per square foot of the Premises calculated on a per month basis and multiplied by the lesser of i) the number of months remaining until ten (10) complete years have elapsed since the Commencement Date; and ii) the number of months before the Landlord relets the total Premises to another tenant, the Landlord covenanting to use commercially reasonable efforts to relet the Premises to another tenant following such termination.

(c)	Tenant shall have the right to extend the Term of the Lease with respect to the Premises upon the terms and conditions set forth in this Section 2.2(c).

(i)

Tenant may extend the Term of the Lease for a single extension term of five (5) years (the “Extension Term”) by delivering written notice of such extension to Landlord no earlier than eighteen (18) months and no later than twelve (12) months prior to the expiration of the original Term. Such Extension Term shall commence immediately upon the expiration of the original Term and upon exercise of any such extension option the “Expiration Date” of the Term shall automatically become the last day of the Extension Term.

(ii)

Base Rent for the Extension Term shall be the Extension Fair Market Rate (hereinafter defined) multiplied by the rentable square feet in the Premises as of the commencement date of the Extension Term. For purposes hereof “Extension Fair Market Rate” means the fair market rental rate per square foot of rentable area that would be agreed upon between a landlord and a tenant for a comparable lease extension for comparable space in a comparable laboratory and research and development building as to location, quality, age and reputation and a comparable term, assuming or taking into consideration all then relevant factors.

(iii)

Within fifteen (15) days after Landlord receives notice from Tenant that Tenant is exercising the extension option, Landlord shall send written notice to Tenant specifying the Extension Fair Market Rate as determined by Landlord and, within fifteen (15) days after receipt of Landlord’s notice, Tenant shall give Landlord written notice of Tenant’s acceptance or challenge of Landlord’s determination of the Extension Fair Market Rate; provided, however, that if Tenant fails to respond within such fifteen (15) day period, Tenant shall be deemed to not have accepted Landlord’s determination of the Extension Fair Market Rate, and Landlord and Tenant shall endeavor to reach an agreement as to the Extension Fair Market Rate within thirty (30) days after the latter of the aforementioned fifteen (15) day periods. Unless Landlord and Tenant agree in writing upon the Extension Fair Market Rate, Landlord and Tenant shall not be deemed to have agreed upon the Extension Fair Market Rate.

(iv)

If Landlord and Tenant are unable to agree upon the Extension Fair Market Rate within the aforementioned time period, then within thirty (30) days thereafter, Landlord and Tenant shall each submit to the other their written statement of the Extension Fair Market Rate and any supporting documentation that the submitting party desires to deliver. Within ten (10) days after such thirty (30) day period, Landlord and Tenant shall appoint a real estate broker having a minimum of ten (10) years’ experience in the Hamilton/Greater Hamilton/Toronto Area commercial or life sciences leasing market who shall select either Landlord’s determination or Tenant’s determination, whichever the broker finds more accurately reflects the Extension Fair Market Rate. The broker shall be instructed to notify Landlord and Tenant of such selection within ten (10) days after such broker’s appointment. The broker shall have no power or authority to select any Extension Fair Market Value other than an Extension Fair Market Value submitted by Landlord or Tenant or to modify any of the provisions of this Lease, and the decision of the third arbitrator shall be final and binding upon Landlord and Tenant. If Landlord and Tenant are unable to timely agree upon the appointment of the broker, Landlord shall submit to Tenant the names of three (3) qualified brokers who have not been employed by Landlord or its affiliates during the then past two (2) years and Tenant shall have ten (10) days after receiving such names to notify Landlord of which of the three (3) brokers Tenant selects to determine the Extension Fair Market Rate. If Tenant fails to timely notify Landlord of Tenant’s selection, Landlord shall have the right to unilaterally appoint the broker. The fee and expenses of the broker shall be split equally by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Extension Fair Market Rate within the aforementioned time period, then within thirty (30) days thereafter, Landlord and Tenant shall each submit to the other their written statement of the Extension Fair Market Rate and any supporting documentation that the submitting party desires to deliver. Within ten (10) days after such thirty (30) day period, Landlord and Tenant shall appoint a real estate broker having a minimum of ten (10) years’ experience in the Hamilton/Greater Hamilton/Toronto Area commercial or life sciences leasing market who shall select either Landlord’s determination or Tenant’s determination, whichever the broker finds more accurately reflects the Extension Fair Market Rate. The broker shall be instructed to notify Landlord and Tenant of such selection within ten (10) days after such broker’s appointment. The broker shall have no power or authority to select any Extension Fair Market Value other than an Extension Fair Market Value submitted by Landlord or Tenant or to modify any of the provisions of this Lease, and the decision of the third arbitrator shall be final and binding upon Landlord and Tenant. If Landlord and Tenant are unable to timely agree upon the appointment of the broker, Landlord shall submit to Tenant the names of three (3) qualified brokers who have not been employed by Landlord or its affiliates during the then past two (2) years and Tenant shall have ten (10) days after receiving such names to notify Landlord of which of the three (3) brokers Tenant selects to determine the Extension Fair Market Rate. If Tenant fails to timely notify Landlord of Tenant’s selection, Landlord shall have the right to unilaterally appoint the broker. The fee and expenses of the broker shall be split equally by Landlord and Tenant.

(v)

Except as otherwise set forth in this Section 2.2(c), Tenant’s lease of the Premises for the Extension Term shall be upon the same terms and conditions as are applicable immediately prior to the expiration of the original Term, except that Tenant will not have any further right to extend the Term of the Lease beyond the Extension Term. Until the Extension Fair Market Rate is settled or determined, and provided the Tenant has duly elected to exercise the Extension Term as aforesaid, the Tenant shall continue to pay Gross Rent at the rate existing at the end of the Initial Term, to be adjusted within fifteen (15) days following settlement or determination of the Extension Fair Market Rate.

2.3

Use. The Tenant shall be permitted to use the Premises for the purpose of discovering, developing, manufacturing, storing, distributing for the purposes of commercialization and future sale of pharmaceutical products that may contain radioactive isotopes (radiopharmaceuticals) and other chemical or biological substances, including in accordance with typical pharmaceutical and cGMP conditions and shall also be permitted to use the Premises for all associated office and laboratory functions typical of leading pharmaceutical and cGMP manufacturing companies, which may include work and research with biohazards (cells, bacteria, etc.) needed to develop new products and receive regulatory approvals, and associated office and laboratory uses typical of leading pharmaceutical and cGMP manufacturing companies, which may include work with biohazards (cells and bacteria) to develop new products and receive regulatory approvals and for no other purpose (the “Use”). The Tenant shall conduct its business and Use in accordance with the terms of the Services Agreement. The Tenant shall obtain, at its cost, all necessary licences, permits or approvals from governmental or regulatory agencies, bodies or entities to lawfully conduct its Use.

2.4	Tenant’s Covenants As To Use And Occupancy.

(a)

The Tenant shall conduct its business in the Premises in a reputable and first class manner and in compliance with all provisions of this Lease. The Tenant shall not advertise, do, omit, permit or suffer to be done or exist upon the Premises anything which shall be or result in a nuisance or a hazard or cause a breach of any provision of this Lease or any Applicable Laws.

(b)

The Tenant shall not overload: (i) any floor in the Building beyond the design and specifications agreed by the parties; or, (ii) any utility service in excess of the specifications included in Landlord’s Work; or commit any act of waste or damage any part of the Premises or use any part of same so as to constitute a hazard.

(c)

The Tenant shall keep the Premises in compliance with the regulations and requirements of any appropriate fire underwriters’ association or the City of Hamilton fire department or the Landlord’s Health and Safety requirements.

(d)	The Tenant shall use the Premises in such a way as not to constitute a nuisance for the abutting or adjoining users, tenants or occupants.

(e)

The Tenant shall not make use of any intellectual property of the Landlord, McMaster University, Gore or FLIT for its own purposes or to promote its business or use of the Premises, without the prior written authorization of the Landlord. The Tenant may, and is hereby authorized and licensed to place on its letterhead as its address for service that it is located at the “McMaster Innovation Park”.

(f)

The Tenant shall store any dirty laundry used within its business within its Premises and not in any other area of the Building and shall arrange for a third party laundry service to regularly pick up and clean same at its sole cost and expense.

2.5	Compliance with Laws.

(a)	The Premises shall be used and occupied in a safe, careful and proper manner in compliance with all Applicable Laws.

(b)

Zoning/Land Use Regulations: Landlord represents and warrants that the Premises is located in an M-1 designation. The Tenant has examined the zoning of the Building as an M-1 designation and is satisfied that the intended use of the Tenant does not violate Applicable Laws related to zoning as of the date hereof.

(c)

Additional Tenant Covenants: Notwithstanding any other term of this Lease but other than for Landlord’s Work, the Tenant accepts the Premises on an “as is, where is” basis and agrees not to use the Premises or allow them to be used for any purpose or use which would be likely to cause abnormal, undue or excessive damage or wear to the Premises or any systems installed therein or thereon, reasonable wear and tear only excepted, Contaminants or environmentally sensitive materials other than in accordance with Applicable Laws and other than those specifically related to the storage, handling and use of nuclear and related biological or chemical substances (including waste) that are part of the process of manufacturing radiopharmaceuticals, provided at all times the Tenant is licensed to use and possess same or does so in accordance with Applicable Laws governing same. Without limiting the generality of the foregoing, the Tenant further covenants as follows:

(i)

Tenant shall only use the Premises for the Use, and no other use except as agreed by the Landlord other than industrial, commercial or community uses as defined under the Environmental Protection Act and its regulations.

(ii)

It shall permit the Landlord to enter the Premises (strictly in accordance with Section 6.1 below) to inspect same for compliance with Environmental Laws, the Services Agreement and regulations and to conduct such tests and procedures as the Landlord may elect in connection therewith so long as such tests and procedures do not interfere with or limit Tenant’s use of the Premises and Landlord restores any damage to the Premises resulting from such tests and procedures;

(iii)	It shall promptly notify the Landlord in writing if proceedings are commenced against the Tenant or any other occupant of the Premises due to the Tenant’s use of the Premises;

(iv)	It shall not grant a security interest in any of its leasehold interest in the Premises, Building or Land, except in compliance with Section 8.9 of this Lease; and,

(v)	It shall notify the Landlord of any material changes to its ownership and corporate structure within a reasonable period of time.

The foregoing obligations of the Tenant under this Section 2.5 shall survive the expiration or early termination of this Lease and shall remain in full force and effect until complied with.

2.6	Shared Services

The provisions of the Services Agreement are incorporated herein and shall be a part of this Lease as if they were set out in full herein. This Lease and the Services Agreement shall govern the Tenant’s Use of the Premises and Common Areas. To the extent that the Tenant has any rights or interest in any additional space within the Landlord Premises, same shall be governed by the Services Agreement as a licence therefor. The parties hereto agree that they shall not assign, transfer or encumber this Lease in any way without also assigning, transferring or encumbering the Services Agreement.

2.7	Removal of Radioactive Substances

The Tenant shall, at the expiration or sooner termination of the Term, at its sole cost, remove from the Premises all radioactive isotopes and other chemical or biological substances used by the Tenant or caused to be at the Premises by the Tenant, and shall remove or decommission as required by this Lease all equipment in which such substances were used all in accordance with Applicable Laws governing same. If the Tenant does not remove such substances and equipment as aforesaid, the Landlord may, at its option, remove and dispose of such substances and equipment at the Tenant’s sole cost, plus an administration and handling fee equal to 15% of the costs of doing so, which may be collected as Additional Rent. This covenant shall survive the expiration or earlier termination of this Lease.

2.8	Licence as to Use

The Landlord will obtain and maintain in good standing throughout the Term a licence for bio-safety as issued by the Public Health Agency of Canada which may be used by the Tenant and will be for the exclusive use of the Tenant and may not be used or operated under by any Person other than the Tenant. The Tenant will operate under the Landlord’s licence for bio-safety and will not be responsible for obtaining its own bio-safety licence. The Tenant shall operate under its own radiation safety licence issued by the Canadian Nuclear Safety Commission during the Term. If the Landlord’s bio-safety licence is revoked for any period during which the Tenant is not able to use such licence to operate at the Premises, Tenant’s obligation to pay Rent hereunder shall fully abate until Landlord’s biosafety licence is reinstated or reissued and Tenant is again able to operate under such licence in the Premises. In the event that either licence is revoked, suspended or expired without renewal, the party whose licence is affected shall cause such licence to be reinstated or apply for a new licence for same within thirty (30) days (with such licence to be obtained within 60 days). If at any time thereafter the Landlord’s licence is still revoked, suspended or expired, the Landlord shall be in default hereunder and the Tenant shall have the right to (i) apply for its own bio-safety licence issued by the Public Health Agency of Canada and Landlord shall reimburse Tenant its costs to obtain such license; and (ii) terminate this Lease on account of Landlord’s default by giving 30 days written notice to Landlord. Subject to Sections 3.5 through 3.7 herein, upon termination of this Lease pursuant to this Section 2.8, each party agrees to release the other from all claims, actions, damages and losses relating to the termination and loss of licence, Rent shall cease and the Tenant shall vacate and surrender to the Landlord the Premises and complete all end of term obligations set out herein.

2.9	Parking

Tenant acknowledges that parking for the Premises shall be arranged by Tenant with MIP. Landlord covenants that parking for the Premises will be available throughout the Term in accordance with Schedule “F”.

2.10	Signage.

The Tenant shall not install any signs, banners, lettering, identification or any promotional or other written materials (collectively, “signs”) in, on and/or about the Premises without the Landlord’s prior written approval as to size, location and design, such approval not to be unreasonably withheld or delayed. All of the Tenant’s signs shall be professionally prepared and comply with Applicable Laws. Landlord shall include Tenant’s business name, at Landlord’s cost, on all Building standard directory signage in accordance with the Building standard from time to time. Tenant may request and coordinate licences for exterior signage with FLWR on terms acceptable to FLWR.

ARTICLE 3 – RENT

3.1	Covenant To Pay.

(a)

The Tenant shall pay Rent from the first day following the expiration of the Fixturing Period (the “Rent Commencement Date”) without prior demand and without any deduction, abatement, set-off or compensation. If the first or last Rental Year of the Term comprises less than 12 full calendar months, then Rent for such Rental Years shall be pro-rated on a per diem basis, based upon a period of 365 days.

(b)

At the request of the Landlord, the Tenant shall pay Rent to the Landlord by a pre-authorized payment process whereby Rent is electronically debited from the Tenant’s bank account and the Tenant shall cooperate fully with the Landlord in establishing this method of payment.

(c)

Within thirty (30) days of the Commencement Date, the Tenant shall pay to the Landlord as a rent deposit, the first and last month’s Gross Rent plus HST. Such amounts shall be held by the Landlord until applied and shall be applied to the first and last month’s Gross Rent for the Term.

3.2	Gross Rent.

(a)

The Tenant shall pay to the Landlord the Gross Rent calculated annually for each year of the Term as set out in Schedule “D” attached hereto, which shall be payable in each year of the Term in equal monthly installments in advance on the first day of each calendar month of each year of the Term. For the avoidance of doubt, the Gross Rent is net of HST, Taxes and [utility charges] but is inclusive of the costs of all services provided by Landlord pursuant to the Services Agreement.

(b)

The Landlord covenants that since its original budgeting for the Landlord’s Work, which forecasted a total cost to Landlord of $15,000,000 (the “Total Budgeted Costs”) to complete the Landlord’s Work (Landlord and Tenant acknowledge and agree that the Landlord’s costs in completing the Landlord’s Work (and the Total Annual Gross Rent set forth on Schedule “D” attached hereto) already include an increase (the “Cost Increase”) of $13,800,000 from the original budget for Landlord’s Work). The Gross Rent set out in Schedule “D” attached hereto incorporates the maximum amount of the Cost Increase that the parties have agreed the Tenant can be responsible for, with the Landlord remaining responsible for all other cost increases in the Landlord’s Work, subject to Schedule “K” hereto. If the Cost Increase in completing the Landlord’s Work is less than $13,800,000, then in such event the Annual Gross Rent PSF payable by the Tenant over the Term, as shown in Schedule “D” attached hereto, shall be reduced by a total of fifty percent of the difference between $13,800,000 and the actual Cost Increase, with such reduction being applied equally throughout the Term on a monthly basis. Upon completion of the Landlord’s Work Landlord shall notify Tenant in writing of the actual Cost Increase. Landlord shall use commercially reasonable efforts to reduce the Cost Increase. For greater certainty, nothing in this Section 3.2 shall derogate from the Tenant’s obligation to remit the Excess Facility Cost Payments contemplated in Section 3.7 below.

3.3	Intentionally Omitted.

3.4	Payment Of Taxes

(a)	The Tenant shall pay to the Landlord the Tenant’s share of Taxes at the times and in the manner set out in this Section 3.4.

(b)

From and after the Rent Commencement Date, the Tenant shall promptly pay to the Landlord or as the Landlord may direct, not later than the due date thereof, the Taxes for which Tenant is responsible to pay pursuant to this Section 3.4(b). Taxes reasonably and equitably allocated to the Premises shall be paid by Tenant based on an invoice from Landlord to Tenant that contains i) the actual invoice from the City of Hamilton for the Lands; ii) allocation and apportionment of Taxes for the entirety of the premises leased to Landlord by FLWR, which shall be reasonable; and, iii) a breakdown and explanation of the methodology of allocating Taxes for the Premises, the Building and the remainder of the MIP Lands based on the use, possession or occupation of same by subtenants, as reasonably and equitably allocated by the Landlord and provided in writing to the Tenant from time to time during the Term.

(c)

From and after the Rent Commencement Date, the Tenant shall pay when due all Sales Tax. If Sales Tax is payable by the Landlord to the relevant taxing authority, the Tenant shall pay the amount thereof to the Landlord or as the Landlord directs. Notwithstanding anything to the contrary contained in this Lease, Sales Tax shall be deemed to be a tax and not Additional Rent, but the Landlord shall have the same remedies in respect of any default by the Tenant in the payment of Sales Tax as it has in respect of a default in the payment of Gross Rent under this Lease.

(d)

Landlord reserves the right to appeal assessments or apply for a reduction or reclassification of any Taxes, provided that Tenant shall continue to pay all Taxes as invoiced under Section 3.4(b) above pending any such appeal or application. Landlord agrees to use its best efforts to seek a ruling from Municipal Property Assessment Corporation and/or City of Hamilton within the first year of the Term to investigate if the Tenant is entitled to any partial or full exemption, credit or rebate of Taxes.

(e)

Notwithstanding the invoice generated and delivered to the Tenant under Section 3.4(b), the amount of Taxes payable to the Landlord may be estimated by the Landlord for such period as the Landlord reasonably determines from time to time, and the Tenant agrees to pay to the Landlord the amounts so estimated in equal installments in advance on the first day of each month during such period. Notwithstanding the foregoing, when invoices for all or any portion of such amounts are received, the Landlord may bill the Tenant for the Taxes and the Tenant shall pay the Landlord such amounts so billed after crediting against such amount any monthly payments of estimated Taxes previously made by the Tenant.

(f)

Within 180 days after the end of the period for which estimated payments have been made, the Landlord shall submit to the Tenant a statement from the Landlord setting forth the actual amounts payable by the Tenant on account of Taxes along with reasonable back-up materials and documents requested by the Tenant. If the amount the Tenant has paid is less than the amount due, the Tenant shall pay such deficiency forthwith. If the amount paid by the Tenant is greater than the amount due, the amount of such excess may be retained by the Landlord to be credited to the next succeeding installments of Taxes.

3.5

Royalty Payments. In addition to Gross Rent and the other amounts payable hereunder, ninety (90) days after each of the fifth anniversary of the Rent Commencement Date and each of the following nine anniversaries of the Rent Commencement Date, the Tenant will pay to the Landlord the amount of five hundred thousand dollars ($500,000) (the “Royalty Payment”), with the total of all ten royalty payments being five million dollars ($5,000,000), inclusive of all sales taxes payable thereon. Notwithstanding the foregoing or anything to the contrary herein, the Tenant shall not be required to make more than five million dollars ($5,000,000), inclusive of sales taxes, of Royalty Payments in the aggregate throughout the Term of the Lease, as amended and extended and upon the Tenant paying the Landlord five million dollars ($5,000,000) of Royalty Payments, the Tenant shall be released of all obligations in this Section 3.5 and the obligations of the Tenant in Section 3.6.

If this Lease is terminated in accordance with Section 5.1 below or due to any default of the Landlord hereunder, in each case whether prior to or following the Anticipated Premises Delivery Date, this Section 3.5 shall be void and of no further force or effect. Unless this Section 3.5 is terminated in accordance with Section 5.1 below or due to any default of the Landlord hereunder, this Section 3.5 shall not merge upon termination of the Lease but shall survive the termination of this Lease.

3.6	Post-Lease Royalty Payment.

In addition to the obligations of the Tenant pursuant to Section 3.5 above, if following the expiry of the Term (as renewed and extended) or earlier termination of the Lease, the aggregate amount of Royalty Payments made by the Tenant is less than Five Million Dollars ($5,000,000), ninety (90) days after each anniversary of the Commencement Date, starting after the fifth anniversary of the Rent Commencement Date, the Tenant shall pay to the Landlord an amount equal to five hundred thousand dollars ($500,000) (the “Post-Lease Royalty Payment”) until the aggregate of the Royalty Payments and Post-Lease Royalty Payments reaches five million dollars ($5,000,000).

The Landlord may collect any Post-Lease Royalty Payments in the same manner as Gross Rent hereunder, notwithstanding that collection thereof may occur after the Term.

If this Lease is terminated in accordance with Section 5.1 below or due to any default of the Landlord hereunder, in each case whether prior to or following the Anticipated Premises Delivery Date, this Section 3.6 shall be void and of no further force or effect. Unless this Section 3.6 is terminated in accordance with Section 5.1 below or due to any default of the Landlord hereunder, this Section 3.6 shall not merge upon termination of the Lease but shall survive the termination of this Lease.

3.7

Excess Facility Cost Payments. In addition to the Cost Increase referenced in Section 3.2 above, Landlord and Tenant acknowledge and agree that due to some facility specific requirements, the total costs in completing the Landlord’s Work for Tenant’s particular use will increase on a going forward basis (the “Excess Facility Cost”) by $5,000,000.00. Tenant has agreed to pay the Excess Facility Cost as follows (the “Excess Facility Cost Payments”): (i) $2,500,000.00 to be paid by Tenant to Landlord within three (3) business days following the mutual execution and delivery of this Lease by Landlord and Tenant (the “Initial EFC Payment”); and (ii) $2,500,000.00 to be paid by Tenant to Landlord (the “Final EFC Payment”) by not later than the Rent Commencement Date. If this Lease is terminated in accordance with Section 5.1 below whether prior to or following the Anticipated Premises Delivery Date, this Section 3.7 shall be void and of no further force or effect, except Landlord shall be obligated to refund the Initial EFC Payment to Tenant within 10 days after such termination and Tenant will have no obligation to pay the Final EFC Payment. Unless this Section 3.7 is terminated in accordance with Section 5.1 below or due to any default of the Landlord hereunder, this Section 3.7 shall not merge upon termination of the Lease but shall survive the termination of this Lease.

3.8	Rent Past Due. All Rent past due shall bear interest from the date on which the same became due until the date of payment at the prime rate of CIBC plus 1% per annum.

3.9

Gross Lease. Other than as expressly set out herein, it is hereby mutually agreed between the Landlord and the Tenant that this is a gross lease and, except as expressly provided for herein and the Services Agreement, the Tenant shall not be obligated to pay any amounts in respect of the lease of the Premises above and beyond the Gross Rent and any costs incurred by the Landlord in carrying out Landlord’s obligations hereunder or under the Services Agreement shall be at Landlord’s sole cost. Except as set out herein or in the Services Agreement, the Tenant will not be responsible for any costs payable pursuant to the Master Leases. Unless expressly stated herein or in the Services Agreement to the contrary, any costs incurred by the Tenant in carrying on the Tenant’s obligations hereunder or under the Services Agreement shall be the Tenant’s costs.

3.10

Utilities, Etc. The Landlord shall provide heating, ventilation and air conditioning (“HVAC”) in quantities and at temperatures required to maintain conditions within a reasonable temperature range for the Use in the Premises at all times and as specified in the Schematic Design Specifications Report. The Landlord shall supply gas, hot and cold water, electricity and hydro to the Premises in accordance with the Services Agreement and the Schematic Design Specifications Report.

The Landlord will provide and permit the Tenant to use the electricity, domestic water, sewage disposal and other utility services serving the Building in such quantities as are reasonably required to carry on the Use. The Landlord covenants that the electricity, gas, domestic water and sewage disposal and other utility services servicing the Premises will be sufficient for Tenant to carry on the Use and consistent with the Schematic Design Specifications Report.

The Landlord shall not be responsible for any interruption or discontinuance of any private or public utility services. The Landlord shall not be in breach of its covenant for quiet enjoyment or liable for any loss, costs or damages, whether direct or indirect, incurred by the Tenant due to any interruption or discontinuance of any such utility services, but the Landlord shall co-operate with the Tenant and use commercially reasonable efforts to restore the services, utilities or systems so stopped, interrupted or reduced as soon as reasonably possible.

3.11

Telecommunication Services. The Landlord represents and warrants that on the Commencement Date the Premises will be able to connect to a fibre internet connection from Metro Loop, without such connection passing through a firewall of the Landlord, Gore, MIP, FLIT or FLWR, which fibre connectivity will be maintained by the Landlord throughout the Term, subject to interruptions not caused by the negligence or willful misconduct of the Landlord. In the event of a disruption or cessation of telecommunications services to the Premises, the Landlord shall use commercially reasonable efforts to assist the Tenant in restoring such services, or, if due to the fibre connection for which Landlord is responsible for maintaining, to restore same within a commercially reasonable time. Tenant shall be responsible for the costs of connecting its equipment, trade fixtures and telecommunications lines and wiring to such fibre connection. The Tenant shall be solely responsible for arranging for the provision of, and the costs of, all telecommunications services to the Premises.

3.12	Intentionally Deleted.

ARTICLE 4 – MAINTENANCE, REPAIRS AND ALTERATIONS

4.1	Landlord’s Repair.

(a)

Except as otherwise specifically provided in this Lease, the Landlord shall not be obliged in any manner whatsoever to maintain, improve, repair or replace any part of the Premises, or to construct any improvements and facilities in connection therewith, or to do or cause to be done any act or thing on or in connection with the Premises so as to render them fit or suitable or more convenient for the purposes of the Tenant or any Person having use or occupancy thereof.

(b)

If the Tenant fails to carry out any maintenance or repair required to be carried out by it pursuant to this Lease, and to the reasonable satisfaction of the Landlord, within 30 days of notice from the Landlord, the Landlord may at its option, but without any obligation, carry out or cause to be carried out such maintenance or repair, without any liability for any damage which may result to the Tenant’s property or business by reason thereof, provided Landlord uses commercially reasonable means to prevent the disruption to Tenant’s use of the Premises during such period of maintenance or repair. The cost of such work shall be paid by the Tenant to the Landlord within thirty (30) days following written demand and collected as Additional Rent.

(c)

Notwithstanding anything to the contrary herein, in the event of an emergency to health and safety of Users, the Landlord, the Tenant or the structural integrity of the Building, the Landlord may re-enter the Premises without notice to effect, but only to the extent reasonably required to prevent, cease or repair, the defect that constitutes the emergency and only to the extent necessary to stabilize same so it is no longer an emergency. Thereafter, the balance of this Lease with respect to entry and repair shall apply.

(d)

The Landlord shall effect all maintenance, repairs and replacements required to keep or cause to be kept the following in good condition and repair: (i) all Common Areas and Building Systems of the Building; (ii) the roof, roof membrane, windows, foundations, steel columns, steel deck, concrete slab floors, walls, columns and other structural elements of the Building, fixtures annexed to the Building that were not installed by the Tenant and are not intended to be removed by the Tenant; (iii) the master utility meters on the Premises; each as required from time to time in to maintain the Building and Common Areas to the standard of a first-class commercial building. The costs of same shall be paid by the Landlord provided that they may be charged to the Tenant where the maintenance, repair or replacement was required due to the negligence or willful misconduct of the Tenant or the Tenant’s failure to comply with this Lease and in accordance with the Services Agreement.

4.2

Maintenance and Repair by the Tenant. Subject to the Landlord’s obligations herein, including in Section 4.1(d), the Tenant shall, at its sole cost, repair and maintain the Premises and the Leasehold Improvements including:

(a)	keeping the Premises clean and tidy at all times; and,

(b)	adhere to the Landlord’s Health and Safety Manual, as amended from time to time;

Subject to the balance of this Section 4.2, and only to the extent that the repairs relate to a requirement of the Tenant to adhere to a standard for cGMP or other specific regulatory requirement directly related to its specific use of the Premises, and provided that repairs do not impact those portions of the Building, the structure or Building Systems Landlord is responsible for repairing pursuant to Section 4.1(d), the Landlord will permit the Tenant to effect such repairs within the Premises, provided all reasonable particulars of the repair, the personnel effecting the repairs, the cost, the proposed work plan and any warranty information is provided to the Landlord in advance of commencing same. In all other circumstances, such repairs and maintenance shall be performed by the Landlord or its contractor/project manager to a standard consistent with the nature and condition of the Building as at the Commencement Date and subject to Article 9 of this Lease. Tenant shall communicate to Landlord promptly all needed repairs and maintenance and Landlord shall have a right upon not less than 48 hours written notice to inspect the Premises to confirm its state of repair.

4.3	Approval of Tenant’s Alterations.

(a)

Due to the nature of the Tenant’s business, the Tenant may need to make Alterations to the Premises or the Building Systems therein from time to time to meet changing business conditions or to remain cGMP compliant. No Alterations shall be made to the Premises or Building Systems or Leasehold Improvements therein without the Landlord’s prior written approval of same and the Tenant’s plans and drawings for such Alterations, which approval shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, the Tenant shall be permitted to effect Alterations for the purpose of changing business conditions or to remain cGMP compliant without the Landlord’s prior written approval where the Alterations are limited solely to modifying or moving Trade Fixtures or the Tenant’s equipment (excluding Leasehold Improvements), in a manner that does not adversely affect the Building Systems or structural elements of the Building and which do not, in the aggregate exceed the cost of Ten Thousand Dollars ($10,000) to complete. Alterations for any other purpose, including to accommodate Assignments, shall be governed by 4.3(b), (c), (d), (e) and (f).

(b)

Except as otherwise permitted herein, when the Tenant desires to make an Alteration, the Tenant shall submit to the Landlord details of the proposed Alteration including appropriate drawings and specifications. The Landlord shall review Tenant’s proposal in an expeditious fashion, which review shall include the review of same by FLWR, and deliver a written decision to the Tenant in not more than ten (10) Business Days following receipt of the proposed Alteration. The Landlord’s reasonable out-of-pocket costs of reviewing and approving all such proposed Alterations, including by the Architect or engineer as the case may be, shall be reimbursed by the Tenant, not to exceed $2,500.

(c)	All Alterations shall be performed:

(i)	at the sole cost of the Tenant;

(ii)

by contractors on a pre-approved list of Tenant and Landlord approved contractors or otherwise approved in writing by the Landlord and the Tenant, both parties acting reasonably; it is acknowledged by the parties that where an Alteration requires special knowledge, training or certification in handling, exposure and treatment of radioactive materials, that, acting reasonably, the Tenant shall approve of all such contractors retained for the Alteration;

(iii)	in a good and workmanlike manner;

(iv)	in accordance with drawings and specifications approved by the Landlord, as applicable;

(v)

in accordance with all Applicable Laws and the Landlord’s Health and Safety Manual, provided that no Alterations shall be commenced prior to the Tenant obtaining, at its sole cost, a building permit and any other permits required by any governmental authority having jurisdiction;

(vi)	subject to the reasonable regulations and inspection of the Landlord; and

(vii)

At the option of the Landlord, after the drawings and specifications therefor that impact the base building mechanical, electrical environmental and structural components have been reviewed (pursuant to Section 4.3(b)) by the Landlord’s base building mechanical, electrical, environmental and structural engineering consultants where required to ensure compatibility of the Alterations with the Building Systems or structure of the Building.

(d)

The Tenant shall not place anything on or make any openings in the roof without the prior written consent of the Landlord, which may be granted or withheld at the Landlord’s sole discretion. On the expiration of the Term or earlier termination of this Lease, the Tenant shall repair any damage caused to the Building as a result of having placed anything on or having made openings in or having attached anything to the roof, failing which the Landlord may, without obligation, repair the damage and charge the Tenant the costs of same and collect same as Additional Rent.

(e)

All Alterations shall be pursued diligently to completion. Where it appears to the Landlord that the Alterations are not being pursued as required, the Landlord may require the Tenant to develop a timeline for completing same and, once approved by the Landlord, the Tenant’s shall adhere to such timeline.

(f)	In any event, the Tenant agrees to ensure, prior to commencement of any work or Alterations, that all of the Tenant’s contractors who perform work to the Premises and/or Building as required, must:

(i)	agree to be bound by the procedures and rules contained in the Landlord’s Health and Safety Manual;

(ii)	provide all clearances required by the Workplace Safety and Insurance Board or otherwise required at law;

(iii)	carry sufficient insurance, as required under the Building Code Act, the Occupational Health and Safety Act, the Workplace Safety Act to the Landlord’s satisfaction;

(iv)	be licensed by a governmental authority and carry such unexpired license at all times; and,

(v)	adhere to the terms of this Lease, including the Rules and Regulations.

4.4

Repair Where Tenant at Fault. Notwithstanding any other provisions of this Lease but subject to the release and waiver set forth in Section 7.9 of this Lease, if the Building or any part thereof is damaged or destroyed or requires repair, replacement or alteration as a result of the negligence or willful misconduct of the Tenant or any of Tenant’s agents, employees, contractors or invitees, the cost of the resulting repairs shall be paid by the Tenant to the Landlord.

4.5	Removal of Improvements and Fixtures.

(a)

All Leasehold Improvements shall immediately upon their placement become part of the freehold and inure to the Landlord’s property free and clear of all liens, encumbrances and security interests without compensation to the Tenant. Except as otherwise agreed by the Landlord in writing (which approval will not be unreasonably withheld and will not be withheld if removal and/or replacement is required to comply with cGMP requirements), no Leasehold Improvements shall be removed from the Premises either during or at the expiration or sooner termination of the Term except that the Tenant may, during or at the expiration of the Term, remove its Trade Fixtures.

(b)

The Tenant agrees that all installations, Alterations and improvements made by or on behalf of Tenant shall be made in accordance with all Applicable Laws and this Lease, including obtaining any consents required by this Lease and permits required by Applicable Laws and if Tenant fails to comply with such obligations, then the Tenant shall immediately upon being directed by the Landlord to do so, remove, replace or otherwise amend same as directed by the Landlord so as to comply with municipal requirements.

(c)

At the expiry of the Term or the earlier termination of the Term, Tenant will peacefully surrender the Premises to Landlord in the condition which Tenant is required to keep the Premises under this Lease, reasonable wear and tear and loss or damage by casualty or condemnation excepted, and Tenant shall: (i) remove all of Tenant’s Trade Fixtures from the Premises; (ii) remove any Leasehold Improvements that Tenant installs during the Term that are not a part of the Tenant’s Work that the Landlord advised Tenant in writing at the time Landlord approved the plans for such Leasehold Improvements must be removed at the expiration or earlier termination of the Term; and (ii) repair all damage caused by the installation or removal of such Trade Fixtures. Tenant shall not be responsible for the removal of any Leasehold Improvements upon the expiry of the Term or earlier termination of this Lease.

(d)

If the Tenant does not remove its Trade Fixtures at the expiration or earlier termination of the Term as and to the extent required by this Lease, the Trade Fixtures not removed shall, at the option of the Landlord, become its property (but not the risk and obligation therefor) and may be removed and disposed of by the Landlord in such manner as it deems advisable. The Tenant shall maintain any reserves required for decommissioning obligations by the Canadian Nuclear Safety Commission or pursuant to the Tenant’s radiation safety licence issued by the Canadian Nuclear Safety Commission. This covenant shall survive the expiration or earlier termination of this Lease.

4.6

Liens. The Tenant shall promptly pay its contractors and suppliers for all materials supplied and work done at its request in respect of Tenant’s work to the Premises. If a lien is registered or filed in respect of materials supplied or work done at the Tenant’s request, the Tenant shall discharge it at its expense forthwith; and if Tenant fails to do so within twenty (20) days following notice from Landlord of any such lien, the Landlord may at its option, but shall not be obligated to discharge same by paying the amount claimed to be due into court together with any additional amount required at law or by the court. The amount so paid and all expenses of the Landlord, and any solicitor’s fees (on a full indemnity basis) incurred by the Landlord, shall be paid by the Tenant to the Landlord within 10 Business Days after demand. The costs of so doing may be collected by the Landlord as Additional Rent.

4.7

Notice By Tenant. The Tenant shall notify the Landlord forthwith of any accident, defect, damage or deficiency in any part of the Premises which comes to the attention of the Tenant, its employees or contractors notwithstanding that the Landlord may have no obligation in respect thereof.

4.8	Intentionally deleted.

4.9

Common Areas. The Landlord hereby grants Tenant a non-exclusive licence over the Common Areas identified in Schedule “C” hereto. The Tenant shall not obstruct or encumber the Common Areas with any waste or property and shall not affix any fixtures, property or signs whatsoever on any portion of the Common Areas without the express written consent of the Landlord. Where the Tenant requests additional services from the Landlord other than those obligations of the Landlord set out herein or the services to be provided free of charge pursuant to this Lease or the Services Agreement, the Tenant shall be responsible for the Landlord’s costs of providing those services. The Landlord shall not be entitled to charge the Tenant for any operating costs, including those attributed by the Landlord to the Common Areas, except as expressly provided to the contrary herein.

ARTICLE 5 – LANDLORD’S WORK, TENANT’S WORK AND FIXTURING PERIOD

5.1

Landlord’s Work. Notwithstanding Section 4.1 above, the Landlord shall coordinate, install and complete the Landlord’s Work as outlined in Schedule “G” to this Lease at its sole cost and expense. For clarity, the Landlord shall be solely responsible for any cost increases in the Landlord’s Work except solely for those expressly provided to be the Tenant’s obligation in Schedule “K” to this Lease and except to the extent such increases are being compensated via the Excess Facility Cost Payment by the Tenant. Landlord shall be responsible for costs of coordinating Landlord’s Work on the Premises. The Landlord shall use commercially reasonable efforts to (i) achieve Substantial Performance of the Landlord’s Work with all Preconditions satisfied, (ii) complete all of Landlord’s obligations pursuant to the Turnover Packages and (iii) complete all punch-list items (collectively, the “Turnover Condition”) by the Anticipated Premises Delivery Date and shall work diligently to achieve the Turnover Condition as soon as possible thereafter if the Turnover Condition is not achieved by the Anticipated Premises Delivery Date.

The Landlord shall complete the Landlord’s Work in a good and workmanlike manner in accordance with all Applicable Laws and prior to the Tenant taking possession of the Premises. Notwithstanding the foregoing, the Landlord agrees to make a good faith effort to accommodate any reasonable request from the Tenant to engage service providers with domain expertise relating to the cGMP design, construction and commissioning of a radiopharmaceutical manufacturing facility. All other work required for the Premises including those items enumerated in 5.2 below as Tenant’s Work, may be provided and if provided same will be installed by the Tenant at the Tenant’s sole expense.

The Landlord shall, as soon as reasonably possible following execution of this Lease, work with the Tenant to identify the systems and sub-systems serving the Premises that need to be adequately commissioned and confirm if the commissioning of the system or sub-system is the responsibility of the Landlord pursuant to the Landlord’s Work or Tenant pursuant to the Tenant’s Work. The Landlord will commission the base building fixtures attached to the Premises, such as fume hoods and the Tenant shall commission all its own equipment. Landlord’s installations shall be commissioned and qualified with oversight from Tenant or its agent and be compliant with health and safety regulations and Tenant’s installations or equipment shall be commissioned and qlaified with oversight from Tenant’s agent and be compliant with health and safety regulations. Landlord shall provide access to version controlled documentation by the Tenant upon request for health inspections and readiness activities. The Landlord will then create Turnover Packages for the systems and sub-systems to adequately commission the system or sub-system to a set of criteria that is agreed upon with the Tenant and consistent with cGMP requirements to ensure they perform according to their intended design and specifications (the “Turnover Packages”). The Turnover Packages will contain all necessary testing protocols, check sheets and walk- through check lists that verify each system’s performance. The Tenant and Landlord shall use commercially reasonable efforts to review, agree upon and finalize the Turnover Packages. Both parties shall carry out their obligations pursuant to the Turnover Packages in a phased approach as the systems and sub-systems achieve a state of completion, this can occur prior to Substantial Performance being achieved. The Landlord’s obligations include rectifying any Material Deficiencies and any deficiencies that are identified by Tenant or its representatives (punch list items) during execution of the Turnover Packages or during walk-throughs. An agreed upon remediation plan will be developed and executed by the Landlord within a reasonable time commensurate with projects of this nature. Once Material Deficiencies and punch-list items are adequately resolved to achieve Substantial Performance, a representative of the Landlord and Tenant will execute an agreement or acknowledgement confirming the Turnover Condition has been satisfied and the facility can be safely occupied.

Notwithstanding anything to the contrary herein, if the Landlord does not provide the Tenant with possession of the Premises in accordance with the Turnover Condition by the Anticipated Premises Delivery Date, subject to delay caused by Force Majeure or any Tenant Delay (as hereinafter defined), and subject to any extension or revised Anticipated Premises Delivery Date pursuant to Schedule “K”, the Tenant shall be entitled to one (1) Rent-free day in respect of the Premises for each one (1) day thereafter that the Turnover Condition has not been satisfied. In addition, if the Turnover Condition is not satisfied by the Anticipated Premises Delivery Date for any reason, including due to Force Majeure, all relevant dates, including the commencement of the Fixturing Period, Commencement Date, expiration of the Term and all other relevant dates shall be delayed for the same number of days as satisfaction of the Turnover Condition is delayed from the Anticipated Premises Delivery Date.

Subject to Force Majeure, any Tenant Delays and subject to any extension or revised Anticipated Premises Delivery Date pursuant to Schedule “K”, if the Turnover Condition is not satisfied within six (6) months of the Anticipated Premises Delivery Date, the Tenant shall be permitted to terminate this Lease by notice to the Landlord. If for any reason, including due to Force Majeure, the Turnover Condition is not satisfied within one (1) year of the Anticipated Premises Delivery Date, the Tenant shall be permitted to terminate this Lease by notice to the Landlord.

For purposes hereof, “Tenant Delay(s)” shall mean and be limited to any actual delay (day for day) in the design, performance or progress of Landlord’s Work beyond the Anticipated Premises Delivery Date to the extent not caused by Landlord or Landlord’s agents, employees or contractors and which cannot reasonably be mitigated by Landlord at no additional cost to Landlord in good faith, using reasonable diligence, if and to the extent resulting from any of the following:

(i) any changes or change order requested by Tenant to the Landlord’s Work (excluding, for the avoidance of doubt, any items requested by Tenant to correct any error, omission, noncompliance or deficiency in Landlord’s Work, all of which Landlord shall correct at no additional cost to Tenant without the same constituting Tenant Delay(s)), unless the error, omission, non-compliance or deficiency was caused by the Tenant or found not to exist); or

(ii) any other delays based upon acts or, where there is an obligation of Tenant to act under this Lease, omissions to the extent the same actually delay the Landlord’s Work, and which are caused by Tenant, Tenant’s contractors, architects, engineers or anyone else engaged by Tenant in connection with the preparation of the Premises for Tenant’s occupancy, including, without limitation, vendors or contractors furnishing communications, data processing or other service, equipment, or furniture.

In calculating the duration of any Tenant Delay, such duration shall be based upon the actual number of days of delay to Landlord’s Work beyond the Anticipated Premises Delivery Date if and to the extent attributable to the causes described above. In order to invoke Tenant Delay, Landlord must advise Tenant in writing of the alleged Tenant Delay reasonably promptly after Landlord becomes aware thereof but in any event not later than 10 business days after Landlord becomes aware thereof. Landlord shall use commercially reasonable efforts to mitigate the impact of any Tenant Delay.

Landlord shall promptly notify Tenant in writing in the event a delay is reasonably anticipated that could be a Tenant Delay, with reasonable particulars of the nature and cause of the delay.

5.2	Tenant’s Work.

(a)

The Tenant shall carry out its own fixturing at its own cost and expense as described in Schedule “H” attached hereto (the “Tenant’s Work”), provided that Tenant has no obligation to complete any Tenant’s Work except as may be lawfully required to permit the Premises to be used by the Tenant as the Tenant may choose to use them. Such Tenant’s Work shall be subject to the approval of the Landlord, acting reasonably and without undue delay or constraint and Landlord shall respond to any request for such approval within ten (10) Business Days after receipt of Tenant’s request for approval or such Tenant’s Work will be deemed approved. Save and except for the cost of the Landlord’s Work, the Landlord shall not be obligated to pay any leasehold credit or payment to the Tenant for any Leasehold Improvements. The Tenant agrees to finish the Premises to a standard commensurate with a cGMP facility for the Use.

(b)	On completion of the Tenant’s Work, the Tenant shall forthwith furnish to the Landlord a statutory declaration stating that:

(i)	there are no construction liens outstanding against the Premises on account of the Tenant’s Work that have not been bonded off or otherwise addressed to the reasonable approval of the Landlord;

(ii)	that all accounts for work, services and materials have been paid in full with respect to all of the Tenant’s Work, except for amounts that are being disputed in good faith;

(iii)	the holdbacks required under the Construction Act have been made and released in accordance with that legislation;

together	with evidence in writing that:

(iv)	all assessments under the Workplace Safety and Insurance Act have been paid; and,

(v)	that the provisions of the Occupational Health and Safety Act have been adhered to during the completion of the Tenant’s Work.

5.3	Tenant’s Fixturing Period

(a) The Tenant shall have a fixturing period to attend to certain improvements and Tenant’s Work as specified herein, starting on the Commencement Date and ending on the date that is sixty (60) days thereafter (the “Fixturing Period”). Rent shall not be payable by the Tenant to the Landlord during the Fixturing Period but the Tenant and Landlord shall each otherwise comply with their obligations hereunder and under the Services Agreement during the Fixturing Period.

(b) The Tenant may install Trade Fixtures of the type usual for its business which shall be installed without damage to or impairment of the heating ventilation, air conditioning, electrical, plumbing, mechanical or telecommunication systems of the Premises or Building.

(c) Subject to the terms of this Lease, the Tenant shall have the right during the Term, when not in default, to Alter such Trade Fixtures from time to time in conformity with the provisions of Section 4.3 above.

(d) The Tenant may, without the Landlord’s prior written consent but subject to Section 4.3 above, make changes, installations, alterations, additions or improvements to the Premises which do not affect the Building Systems or any structural elements.

(e) The Landlord shall have the option at the end of the Term to require the Tenant to remove any and all Trade Fixtures of Tenant installed during the Term and the Tenant shall do so at the Tenant’s expense forthwith upon notice from the Landlord, all in accordance with Section 4.5 above.

(f) The Tenant agrees that any Alteration or Leasehold Improvement made to the Premises must comply with all municipal requirements (and for this purpose, the Landlord’s consent shall not in any way be deemed a waiver of this requirement) and the Tenant agrees to obtain all required consents and permits in relation thereto. In the event any such installation, Alteration or improvement shall be made without the necessary consent or permit, then the Tenant shall immediately upon being directed by the Landlord to do so, remove, replace or otherwise amend same as directed by the Landlord so as to comply with municipal requirements.

5.4	General.

(a)

No items of the Tenant’s Work shall be commenced until the Tenant has secured approval thereof from every governmental authority having jurisdiction, if required, and submitted proof of such approval to the Landlord, including the Tenant furnishing the Landlord with proof of having received a building permit for same. No Tenant’s Work shall commence for which drawings and specifications are required until such drawings and specifications have been approved in advance, in writing by the Landlord or a written waiver of this requirement has been obtained from the Landlord, and all other requirements of Section 4.3 hereof have been satisfied, such approval not to be unreasonably withheld, delayed or conditioned.

(b)

The Tenant will not be permitted to enter the Premises for the purposes of performing the Tenant’s Work or for the purpose of installing its fixtures and other equipment until the Tenant shall have deposited with the Landlord an insurance liability certificate in an amount not less than $2,000,000.00 per occurrence of such amount as the Landlord, acting reasonably, may require from time to time with the Landlord added as an additional insured and with a cross liability clause; such insurance shall be on a comprehensive form and shall cover all hazards relating to any work performed by the Tenant or its agents or independent contractors, as the case may be, on, in or at the Premises.

(c)

In the event of any dispute between the parties under this Article 5 that is not resolved pursuant to Section 10.8 of this Lease, then such dispute may be submitted by either party to arbitration in Hamilton for expedited proceedings or adjudication under the Construction Act. Judgment upon any award rendered in any arbitration or adjudication held pursuant to this Section 5.4(c) may be entered in any court having jurisdiction, and in connection therewith, the arbitrators shall be bound by the provisions of this Lease, and shall not add to, subtract from or otherwise modify such provisions.

ARTICLE 6– ENTRY BY LANDLORD

6.1

Entry By Landlord. The Landlord may enter the Premises on two business-days prior notice to the Tenant (except in the case of emergency where the Landlord requires access to make emergency repairs or in accordance with any right to enter under the Services Agreement, in which case no notice shall be required per Section 4.1(c) above) and provided that a Tenant representative is present to authorize access to all radioactive labs and other controlled areas of the Premises. Tenant shall use reasonable efforts to accommodate Landlord requirements for access and, except as may be necessary in order to preserve the confidentiality of Tenant’s research and/or work product, to not interfere with Tenant’s business operations, or to comply with cGMP requirements or Applicable Laws, shall not delay Landlord access based on Tenant representative availability. On the expiration or early termination of this Lease the Tenant shall surrender the Premises to the Landlord in a good state of repair as required by the provisions of this Lease.

6.2

Right To Show Premises. The Landlord and its agents shall have the right to enter the Premises to show the Premises to prospective purchasers and, during the last three months of the Term (or the last three months of any renewal term if this Lease is renewed) to prospective tenants or users, provided any such showings shall be made with at least two business-days prior notice to the Tenant and be conducted with a Tenant representative present. Tenant shall use reasonable efforts to accommodate Landlord requirements for access and, except as may be necessary in order to preserve the confidentiality of Tenant’s research and/or work product, to not interfere with Tenant’s business operations, or to comply with cGMP requirements or Applicable Laws, shall not delay Landlord access based on Tenant representative availability.

6.3

Entry Not Forfeiture. No entry into the Premises by the Landlord pursuant to a right granted and in the manner prescribed by this Lease shall constitute a breach of any covenant for quiet enjoyment, or (except where expressed by the Landlord in writing or otherwise intended) shall constitute a re-entry or forfeiture.

6.4

Remediation. The Tenant shall permit entry and access to the Premises by the Landlord for the purposes of and without assuming any obligation for any remediation or environmental clean-up of the Lands wherever situate and as required under this Lease and any by-law, statute, regulation, policy or ordinance of the City of Hamilton, Province of Ontario or Dominion of Canada.

6.5	Relocation. Landlord shall have no right to relocate the Premises.

ARTICLE 7 – INSURANCE AND INDEMNITY

7.1	Tenant’s Insurance.

(a)	The Tenant shall, throughout the Term, at its cost, take out and maintain:

(i)

“All Risks” (including flood and earthquake) property insurance with reasonable deductibles taken by a prudent tenant of premises similar to the Premises, naming the Landlord and any Mortgagee as additional insured parties, as their interests may appear and (except with respect to the Tenant’s chattels) incorporating the Mortgagee’s standard mortgage clause. Such insurance shall cover:

A.

all property owned by the Tenant or for which the Tenant is legally liable located on or in the Building or on the Lands, including Leasehold Improvements in an amount not less than the full replacement cost, with such cost to be adjusted no less than annually; and

B.

extra expense insurance in such amount as will reimburse the Tenant for loss attributable to all perils referred to in this paragraph (a)(i) or resulting from prevention of access to the Premises. Such policy or policies, except with respect to extra expense insurance, shall, solely in respect of the Leasehold Improvements, provide that any loss shall be adjusted and payable to the Landlord, with the proceeds to be held in trust to be used for repair and replacement of the property so insured;

(ii)

comprehensive general liability insurance which includes: owner’s protective; personal injury; occurrence property damage; and employers’ contingent contractual liability. Such policies shall contain inclusive limits of not less than $2,000,000.00; and

(iii)	any other form of insurance or higher limits which the Tenant or the Landlord reasonably requires from time to time in a form, in amounts and for risks against which a prudent tenant would insure.

(b)	All policies referred to in subsection (a) above shall:

(i)	be taken out with insurers acceptable to the Landlord, acting reasonably except that Landlord acknowledges and agrees that Tenant’s existing insurance carrier is acceptable;

(ii)	name the Landlord as an additional insured;

(iii)	be in a form satisfactory from time to time to the Landlord, acting reasonably;

(iv)	be non-contributing with, and shall apply only as primary and not as excess to any other insurance available to the Landlord;

(v)	not be invalidated as respects the interests of the Landlord and of any Mortgagee by reason of any breach or violation of any warranties, representations, declarations or conditions; and

(vi)

to the extent commercially available, contain an undertaking by the insurers to use reasonable efforts to notify the Landlord no less than 30 days prior to any material change, cancellation or termination.

Certificates of insurance shall be delivered to the Landlord annually, provided that the delivery to the Landlord of such certificates shall not limit or diminish the Tenant’s obligations contained in this subsection (b).

7.2

Increase in Insurance Premiums. The Tenant shall not knowingly keep or use in the Premises any article which may be prohibited by any fire insurance policy in force from time to time covering the Premises or the Building. If: (a) the conduct of business in the Premises; or (b) any acts or omissions of the Tenant in the Building or any part thereof, cause or result in any increase in premiums for the insurance carried from time to time by the Landlord with respect to the Building the Tenant shall pay any such increase in premium.

7.3

Cancellation of Insurance. If any insurance policy required of Tenant under this Lease shall be cancelled or shall be threatened by the insurer to be cancelled or the coverage thereunder reduced by the insurer by reason of the unauthorized use of the Premises by the Tenant or any assignee or subtenant of the Tenant, or by anyone permitted by the Tenant to be upon the Premises, and if the Tenant fails to promptly initiate to remedy such condition within 48 hours after notice thereof by the Landlord, the Landlord may, at its option, either:

(a)	re-enter the Premises forthwith and thereupon the Landlord shall have the same rights and remedies as are contained in Article 10; or

(b)

enter upon the Premises and remedy the condition giving rise to such cancellation, threatened cancellation or reduction, including removal of any offending article. The Tenant shall pay the cost of such action to the Landlord. The Landlord covenants that carrying on the Use will not cancel its insurance coverage.

7.4	Intentionally Omitted.

7.5	Landlord’s Insurance. The Landlord shall throughout the Term carry:

(a)

“all-risks” property insurance on the Building in amounts sufficient to fully cover, on a replacement cost basis without deduction for depreciation, the Building, and the machinery, boilers and equipment contained therein for servicing the Building and owned by the Landlord or the owners of the Building (excluding any property with respect to which the Tenant is obliged to insure pursuant to Section 7.1);

(b)	rental income insurance to cover all loss of rents for a period of 12 months;

(c)

commercial general liability insurance on an occurrence basis, against claims for bodily injury, personal injury and property damage with respect to the Landlord’s operations in the Building, with limits of $5,000,000.00 per occurrence and in the annual aggregate;

(d)	rental loss insurance; and

(e)	such other forms of insurance as the Landlord reasonably considers advisable.

Such insurance shall be in such reasonable amounts and with such reasonable deductions as would be carried by a prudent landlord of a property similar to the Building, having regard to size, age and location. The Landlord shall, upon request, provide a copy of an insurance certificate to the Tenant evidencing the placement of such insurance. Notwithstanding the Landlord’s covenant contained in this Section 7.5 and notwithstanding any contribution by the Tenant to the cost of the Landlord’s insurance premiums, the Tenant agrees that no insurable interest is conferred upon the Tenant under any policies of insurance carried by the Landlord and the Tenant has no right to receive any proceeds of any such insurance policies carried by the Landlord.

7.6

Indemnification of the Landlord. Subject to Section 7.9, the Tenant indemnifies and holds harmless the Landlord, its directors, officers, employees and agents (the “Landlord Released Persons”) from any and all claims, actions, causes of action, demands and costs for damage and injury, including death and other liabilities, arising out of the Tenant’s use of or operations in the Premises, including the Land and Premises, or caused wholly or in part by the negligence of the Tenant, or any other Person for whom the Tenant is in law responsible, or due to or arising out of any breach by the Tenant of this Lease, except where the damage or injury arises out of the negligence or wilful misconduct of the Landlord Released Persons or those for whom in law they are responsible. This indemnity shall survive the expiry or termination of this Lease.

7.7

Release of Landlord. The Tenant hereby releases the Landlord Released Persons from any and all claims, actions, causes of action, damages, demands for damages and other liabilities, howsoever arising, and whether or not such loss or claim may have arisen out of the negligence of the Landlord Released Persons, to the extent that the Tenant is required to obtain property insurance pursuant to this Lease or is otherwise insured for property loss; and the Tenant agrees to indemnify and hold harmless the Landlord Released Persons from any loss, cost, damage, expense, suit, action, and demand relating to such claim or loss.

7.8

Indemnity of Tenant. Subject to Section 7.7, the Landlord indemnifies and holds harmless the Tenant, its directors, officers, employees, and agents from any and all claims, actions, causes of action, demands and costs for damage and injury, including death and other liabilities, arising out of the Landlord’s operations in the Lands, or caused wholly or in part by the negligence of the Landlord, its agents, employees, contractors, or any Person for whom the Landlord is in law responsible, or due to or arising out of any breach by the Landlord of this Lease, except where the damage or injury arises out of the negligence or willful misconduct of the Tenant, its directors, officers, employees, agents or those for whom in law they are responsible. This indemnity shall survive the expiry or termination of this Lease.

7.9

Release of Tenant. The Landlord hereby releases the Tenant, its directors, officers, employees, and agents from any and all claims, actions, causes of action, damages, demands for damages and other liabilities, howsoever arising, and whether or not such loss or claim may have arisen out of the negligence of the Tenant, its directors, officers, employees, and agents, to the extent that the Landlord is required to obtain property insurance pursuant to this Lease or is otherwise insured for property loss; and the Landlord agrees to indemnify and hold harmless the Tenant, its directors, officers, employees, contractors and agents from any loss, cost, damage, expense, suit, action, and demand relating to such claim or loss.

7.10

Indirect/Consequential Damages. Notwithstanding anything to the contrary in this Lease, the Landlord and the Tenant each hereby releases the other and waives all claims against the other and those for whom the other is responsible in law with respect to indirect or consequential losses or damages, including loss of profits. Any costs incurred by Tenant in connection with the performance of the Tenant’s Work and installation of Trade Fixtures which is not readily removable and reusable in another facility following any termination of this Lease due to Landlord’s failure to timely deliver the Premises in the Delivery Condition shall constitute direct and not consequential damages of Tenant and such direct damages shall be recoverable against Landlord. Tenant acknowledges that the Landlord’s Work, to the extent the same constitute leasehold improvements, shall remain with the Premises upon the expiration or earlier termination of the Term of this Lease.

7.11	Environmental Indemnity

(a)	Landlord’s Indemnity

The Landlord acknowledges and will indemnify the Tenant for all costs, expenses, losses, damages, claims, orders, and liabilities (including legal fees on a solicitor and client basis) in respect of (i) environmental conditions presently existing or discovered in the future in respect of the Premises which pre-existed the Term and the Tenant shall not be responsible for such pre-existing conditions; and (ii) any breach of any Environmental Laws by Landlord or those for whom Landlord is in law responsible.

(b)	Tenant’s Indemnity

The Tenant shall indemnify the Landlord for any fines, fees or expenses incurred by it in relation to any default by the Tenant for securing adequate permits, licenses or other required authorization to conduct or permit environmentally sensitive activities. The Tenant shall pay, satisfy, assume, discharge, observe, perform, fulfill, indemnify and save the Landlord, its officers, directors and agents harmless against all liabilities, claims, demands, costs, orders, damages, and expenses of an environmental nature arising or accruing in any way from the Tenant’s use and occupation of the Premises. Without limiting the foregoing, the Tenant agrees to abide by and indemnifies and saves the Landlord harmless from the Tenant’s failure to abide by the terms of any and all Certificates of Property Use, Certificate of Requirement or any other order, restriction or requirement of the Ministry of Environment, registered on title to the Lands and/or provided to the Tenant by the Landlord. If the Landlord shall, without fault on its part, be made a party to any litigation commenced by or against the Tenant or become subject to any fine, penalty, or order of a judicial, quasi-judicial or governmental authority, then the Tenant shall protect, indemnify and hold the Landlord harmless and shall pay all expenses and reasonable legal fees incurred or paid by the Landlord in connection with such litigation, payment or action on a substantial indemnity basis. Tenant shall not be liable to remediate or to indemnify Landlord with respect to any matters that Landlord is required to indemnify Tenant for under Section 7.11(a) above or any hazardous materials which migrate to the Premises, the Building or the Landlord through no fault of Tenant.

The indemnities in these subsections 7.11(a) and (b) are absolute and unconditional and shall survive the termination of this Lease or any Assignment thereof.

7.12

Waiver of Subrogation. Each party agrees to have included in each of its insurance policies insuring the Building and any other Landlord’s property therein in case of Landlord, and insuring Tenant’s property and leasehold improvements and Tenant’s improvements and betterments in the case of Tenant, against loss, damage or destruction by fire or other casualty a waiver of the insurer’s right of subrogation against the other party during the Term or, if such waiver should be unobtainable or unenforceable, (i) an express agreement that such policy shall not be invalidated if the assured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty or (ii) any other form of permission for the release of the other party. If such waiver, agreement or permission shall not be, or shall cease to be, obtainable from either party’s then current insurance company, the insured party shall so notify the other party promptly after learning thereof, and shall use its best efforts to obtain the same from another insurance company. Notwithstanding anything to the contrary contained herein, each party hereby releases the other party, with respect to any claim (including a claim for negligence) which it might otherwise have against the other party, for loss, damage or destruction with respect to its property (including, without limitation, losses or damages to the Premises, the Building or any personal property of the other party) occurring during the Term to the extent to which it is, or is required to be, insured under a policy or policies containing a waiver of subrogation or permission to release liability, as provided in the preceding subdivisions of this Section. Nothing contained in this Section shall be deemed to relieve either party of any duty imposed elsewhere in this Lease to repair, restore or rebuild or to nullify any abatement of rents provided for elsewhere in this Lease.

ARTICLE 8 – ASSIGNMENT AND TENANT’S SECURITY

8.1

Assignments. The Tenant shall not permit or effect any Assignment without the prior written consent of the Landlord, which consent may not be unreasonably withheld. Notwithstanding any statutory provision to the contrary, it shall not be considered unreasonable for the Landlord to take into account in deciding whether to grant or withhold its consent whether, in the Landlord’s opinion, the financial background, business history and proposed use of the proposed Assignee (if different from the Tenant) is satisfactory. Consent by the Landlord to any Assignment, if granted, shall not constitute a waiver of the necessity for such consent to any subsequent Assignment.

8.2

Landlord’s Consent. If the Tenant intends to effect an Assignment, the Tenant shall give at least 30 days prior written notice to the Landlord specifying the identity of the proposed Assignee and shall provide such financial, business or other information in the Tenant’s possession or control relating to the Assignee and its principals as the Landlord requires, together with copies of any documents which record the particulars of the proposed Assignment.

8.3	Conditions of Assignment

(a)

If there is an Assignment consented to by Landlord, the Landlord may, after an event of default of Tenant, collect Rent from the Assignee and apply the net amount collected to the Rent required to be paid pursuant to this Lease but no acceptance by the Landlord of any payments by an Assignee shall be deemed a waiver of this covenant or any acceptance of the Assignee as tenant or a release from the Tenant from the further performance by the Tenant of its obligations under this Lease. Any consent by the Landlord shall be subject to the Tenant and Assignee executing an agreement with the Landlord agreeing that the Assignee will be bound by all of the terms of this Lease as if such Assignee had originally executed this Lease as tenant.

8.4	No Advertising. The Tenant shall not advertise or permit to be advertised that the Premises are available for Assignment.

8.5

Assignment by the Landlord. The Landlord shall have the unrestricted right to sell, lease, convey or otherwise dispose of the Premises or any part thereof and this Lease, including the right to grant, pledge or register a Mortgage against the Lands, the Premises, Common Areas or this Lease. To the extent that the purchaser or assignee from the Landlord assumes the obligations of the Landlord under this Lease, the Landlord shall thereupon and without further agreement be released of all liability under this Lease assumed by such purchaser or assignee.

8.6

Tenant’s Change of Ownership. If the Tenant is a corporation or other entity, the transfer or issuance of shares in the capital stock, or the transfer, issuance or division of shares of the corporation sufficient to transfer direct voting control of the corporation shall not be deemed to be an Assignment within the meaning of this Lease but shall require compliance with s. 2.5(c)(v) herein.

8.7

Change of Control. When at any time more than 50% of the voting shares of the corporation that is the Tenant, including any shares which are voting shares only upon the occurrence of a contingency where such contingency has occurred and is continuing, are assigned, gifted, exchanged or distributed, the Tenant shall give written notice of the change in control to the Landlord within thirty (30) days of that event.

8.8

Permitted Assignments. Notwithstanding anything to the contrary in this Article 8, the Tenant shall be entitled, without the consent of the Landlord (but upon not less than ten (10) days prior written notice to Landlord), to assign all or any part of the Lease and/or the Premises to:

(a)	a holding body corporate, subsidiary body corporate or affiliated body corporate (as all these terms are defined pursuant to the Business Corporations Act (Ontario) as amended) of the Tenant;

(b)	a corporation resulting from merger, amalgamation or other corporate reorganization of the Tenant; or

(c)	any person purchasing all or substantially all of the Tenant’s shares or Tenant’s assets in Canada pursuant to an asset sale transaction.

In addition, an Assignment shall not include the transfer of shares of the Tenant or a transfer of the shares of any parent, affiliate or subsidiary of the Tenant, it being acknowledged that such share transactions do not require the consent of the Landlord in relation to this Lease. In the event (and only in the event) of a permitted Assignment pursuant to Section 8.8(c), the current Tenant shall be released from all obligations in this Lease.

8.9	Tenant’s Security.

(a)

The Tenant may, after the Commencement Date, register a Leasehold Mortgage charging its leasehold interest in the Premises, this Lease and the Services Agreement on account of financing its improvements in and to the Premises with the prior written consent of Gore, FLIT, FLWR or Landlord, which consent may contain conditions or restrictions, including, without limitation:

(i)	neither the term nor the amortization period of the Leasehold Mortgage extends beyond the end of the Term;

(ii)	the Leasehold Mortgage includes the Leasehold Mortgagee’s acknowledgment and agreement that:

A.	only the Tenant’s interest in the Premises, the Lease and the Services Agreement is mortgaged or encumbered under such Leasehold Mortgage;

B.	no foreclosure or sale will be made except of the Tenant’s leasehold interest in the Premises;

C.	the Landlord owes no obligations to the Leasehold Mortgagee under the Leasehold Mortgage; and

D.	the Landlord is not in any way responsible for any of the Tenant’s obligations under the Leasehold Mortgage;

(iii)

the Leasehold Mortgage shall provide that it is expressly subject and subordinate to the Landlord rights under this Lease, the Services Agreement and in the Premises, in accordance with section 11.2 below and subject to the terms of the Multi-Party Agreement as defined below;

(iv)

the Tenant is not in default of any of the Tenant’s covenants under this Lease or the Services Agreement at the time the Leasehold Mortgage is given, extended, modified, renewed or replaced, as the case may be;

(v)	the Leasehold Mortgage provides that it is not assignable by the Tenant;

(vi)

the Tenant shall be responsible for all reasonable, out-of-pocket costs and expenses (including, without limitation, the Landlord’s legal fees) incurred by the Landlord in connection with the Tenant entering into, extending, modifying, renewing or replacing the Leasehold Mortgage and the Landlord negotiating the terms of and entering into the Multi-Party Agreement, and same shall be paid to the Landlord by the Tenant on demand, and, in any event, prior to the Sublandlord executing the Multi-Party Agreement;

(vii)

any such security given by the Tenant must be postponed in favour of those instruments or interests identified by the Landlord as having priority, including any Mortgage given by the Landlord, FLWR, FLIT or Gore and any site plan or development agreement with the City of Hamilton and any prior ranking lease to which Landlord, FLWR, FLT or Gore is a party;

(viii)

the Leasehold Mortgagee has, contemporaneously with the entering into of the Leasehold Mortgage, entered into an agreement (the “Multi-Party Agreement”) with Gore, FLIT, FLWR and the Landlord, in a form acceptable to all parties, acting reasonably, to the effect that:

A.	the Leasehold Mortgagee may enforce its Leasehold Mortgage and acquire title to the Tenant’s leasehold estate in any lawful manner;

B.	if and when the Leasehold Mortgagee becomes a mortgagee in possession or the owner of the Tenant’s interest in this Lease; it will:

I.

during such time as it remains a mortgagee in possession or the owner of the Tenant’s interest in this Lease and Services Agreement, be bound by and perform all of the Tenant’s covenants as if it had been the original Tenant under this Lease and the Services Agreement;

II.	within 10 Business Days of the date that it goes into possession, remedy all monetary defaults of the Tenant under this Lease and the Services Agreement;

III.

upon going into possession, use its commercially reasonable efforts to diligently and continuously proceed to remedy all non-monetary defaults of the Tenant under this Lease and the Services Agreement; and

IV.

provided the Leasehold Mortgagee complies with (I)-(III) above, the Leasehold Mortgagee shall be permitted to remain in possession of the Premises if it is not in default of the terms of this Lease or the Services Agreement.

C.

the Leasehold Mortgagee will not assign the Tenant’s rights under this Lease or the Services Agreement without complying with Article 8. Upon such an assignment, the Leasehold Mortgagee shall be released by the Landlord from all future obligations under this Lease and the Services Agreement, but shall not be released from any liability in respect of obligations under this Lease or the Services Agreement arising prior to the date of the assignment if the Leasehold Mortgagee has become responsible for same;

D.

the Landlord shall, concurrently with delivery of such notice to the Tenant, give the Leasehold Mortgagee copies of all notices of default which the Landlord gives to the Tenant and shall allow the Leasehold Mortgagee to rectify the default which is the subject-matter of such notice within the same period of time as the Tenant has available to it to rectify such default; and

E.	the Leasehold Mortgagee shall be entitled to enforce the provisions of this Section 8.9 against the Landlord.

(b)	Any Leasehold Mortgage, if allowed by the Landlord or permitted by this Section 8.9, shall only be registered, if at all, on or against the leasehold parcel for the Building.

(c)	The Tenant shall observe and perform all of the Tenant’s obligations under every Leasehold Mortgage and keep every Leasehold Mortgage in good standing at all times.

(d)

Notwithstanding anything to the contrary herein, any Leasehold Mortgage shall be subordinate in priority to any Mortgage registered on title to the Lands granted by Gore, FLIT or FLWR and in accordance with section 11.2 below.

ARTICLE 9– DAMAGE, DESTRUCTION AND EXPROPRIATION

9.1

No Abatement. If the Premises or the Building are damaged or destroyed in whole or part by fire or any other occurrence, this Lease shall continue in full force and effect and there shall be no abatement of Rent except as provided in this Article 9.

9.2	Damage to Premises. If the Building, including the Premises, is at any time destroyed or damaged as a result of fire or any other casualty, then the following provisions shall apply:

(a)

if one-half or less of the area of the Premises is rendered untenantable, the Landlord shall diligently repair it (excluding any Leasehold Improvements but including Landlord’s Work) and Gross Rent and Additional Rent shall abate proportionately to the portion of the Building rendered untenantable from the date of destruction or damage until the Landlord’s repairs have been completed;

(b)

if more than one-half of the area of the Premises is rendered untenantable, the Landlord shall diligently repair it (excluding the Leasehold Improvements) and Gross Rent and Additional Rent shall abate entirely from the date of destruction or damage until the Landlord’s repairs have been completed;

(c)

if the Premises is not rendered untenantable in whole or in part, the Landlord shall diligently perform such repairs to it (excluding the Leasehold Improvements), but in such circumstances Gross Rent and Additional Rent shall not terminate or abate;

(d)

upon being notified by the Landlord that the Landlord’s repairs have been substantially completed, the Tenant shall diligently perform all repairs to the Premises which are the Tenant’s responsibility under Sections 4.1 and 4.2 (including the installation of Leasehold Improvements) and all other work required to fully restore the Premises for use in the Tenant’s business, in every case at the Tenant’s cost and without any contribution to such cost by the Landlord, whether or not the Landlord has at any time made any contribution to the cost of, supply, installation or construction of Leasehold Improvements or actually supplied, installed or constructed such Leasehold Improvements;

(e)

nothing in this Section 9.2 requires the Landlord to rebuild the Building to the condition which existed before any such damage or destruction so long as the Building, as rebuilt (prior to the Tenant’s Work under paragraph (d) above), will, subject to compliance with Applicable Laws be constructed in accordance with design specifications included in the Landlord’s Work or as otherwise agreed upon between the Landlord and the Tenant, having regard to the age of the Building at such time, and subject to the limitations on the Landlord’s obligations to restore as set out in this Section 9.2 and will include the Landlord’s Work; however, the Landlord’s obligation to rebuild the Building will, in the Landlord’s discretion, not apply if the damage or destruction occurs at any time during the last 18 months of the Term; and

(f)

provided that the Landlord has complied with its insurance obligations under Section 7.5 hereof, nothing in this Section 9.2 shall require the Landlord to undertake any repairs or replacements having a cost in excess of the insurance proceeds actually received by the Landlord with respect to such damage or destruction and in the event such insurance proceeds are less than the cost of such repair or replacement, the Landlord’s obligations shall be governed in the first instance by the provisions of Section 9.2.

9.3

Right of Termination. Notwithstanding Section 9.2, if the damage or destruction which has occurred in or to the Building is such that in the reasonable opinion of the Architect the Premises cannot be rebuilt or made fit for the purposes of the Tenant within nine (9) months following the date that restoration of the Premises would commence, either the Landlord or the Tenant may, at its option, terminate this Lease on notice to the other party given within 15 days after the determination of the Architect. If any such notice of termination is given, Rent shall be apportioned and paid to the date of such damage or destruction and the Tenant shall immediately deliver vacant possession of the Premises in accordance with the terms of this Lease.

9.4	Destruction of Building.

(a)

Notwithstanding any other provision of this Lease, if all or any portion of the Building shall be damaged or destroyed, to the extent that the estimated costs of repairing, restoring or rebuilding it shall, by the Architect’s estimate, exceed by 10% or more the proceeds of insurance available to the Landlord for the purpose of repair, restoration or rebuilding, then the Landlord may, by notice to the Tenant given within 30 days of such damage or destruction, terminate this Lease, in which event neither the Landlord nor Tenant shall be bound to repair and the Tenant shall surrender the Premises to the Landlord within 30 days after delivery of its notice of termination and Rent shall be apportioned and paid to the date on which the Tenant delivers vacant possession of the Premises, subject to any abatement to which the Tenant may be entitled pursuant to Section 9.2.

(b)

If the Landlord is entitled to, but does not elect to terminate this Lease, the Landlord shall, following such damage or destruction, diligently repair if necessary that part of the Building damaged or destroyed (exclusive of any responsibilities of the Tenant with respect to such repair). If the Landlord elects to repair the Building, the Landlord may do so in accordance with plans and specifications other than those used in the original construction of the Building provided it shall carry out all of the Landlord’s Work; however, any such construction shall be suitable for the Tenant’s use, shall comprise an area not less than the original construction and shall be of a quality equal to but not less than the original construction.

9.5	Architect’s Certificate. The certificate of the Architect shall bind the parties as to:

(a)	whether or not the Premises are rendered untenantable and the percentage of the area of the Premises rendered untenantable;

(b)	the date upon which either the Landlord’s or Tenant’s work of reconstruction or repair is completed or substantially completed and the date when the Premises are rendered tenantable; and,

(c)	the state of completion of any work of the Landlord or Tenant.

9.6	Expropriation. If the Building or any part thereof shall be expropriated or if any material portion of the Lands shall be expropriated by any competent authority, then:

(a)

the Landlord and the Tenant shall cooperate with each other so that the Tenant may receive such award to which it is entitled in law and so that the Landlord may receive the maximum award to which it may be entitled in law, each for all compensation arising from such expropriation including, without limitation, all compensation for the value of the Tenant’s leasehold interest in the Premises; and

(b)

the Landlord shall have the option, to be exercised by written notice to the Tenant, to terminate this Lease effective on the date the expropriating authority takes possession of the whole or any portion of the Building.

ARTICLE 10 – DEFAULT

10.1	Default and Remedies. If and whenever:

(a)	any Rent is in arrears and is not paid within 10 days after written demand by the Landlord specifying such default;

(b)

the Tenant has breached any of its obligations in this Lease (other than the payment of Rent) or the Services Agreement and the Tenant fails to remedy such breach within 30 days (or such shorter period if such shorter cure period is explicitly provided in this Lease) or if such breach cannot reasonably be remedied within 30 days or such shorter period, the Tenant fails to commence to remedy and thereafter proceed diligently to remedy such breach, in each case after notice in writing from the Landlord;

(c)

the Tenant becomes bankrupt or insolvent or takes the benefit of any statute for bankrupt or insolvent debtors or makes any proposal, assignment or arrangement with its creditors, or any steps are taken or proceedings commenced by any Person for the dissolution, winding-up or other termination of the Tenant’s existence or the liquidation of its assets;

(d)	a trustee, receiver, receiver/manager or like Person is appointed with respect to the business or assets of the Tenant;

(e)	this Lease or any of the Tenant’s assets are taken under a writ of execution;

(f)

any of the Landlord’s policies of insurance with respect to the Building or any part thereof are cancelled or are at risk of being cancelled solely and directly as a result of the Tenant’s use or occupancy of the Premises (as opposed to general use for the Use permitted hereunder in the normal course) and Tenant does not cease or adjust such manner of use within two (2) Business Days after receiving written notice from Landlord;

(g)

the Tenant adopts and/or uses any intellectual property of the Landlord, McMaster University or McMaster Innovation Park, without first entering into an Intellectual Property License Agreement with the Landlord and such default is not cured within two (2) Business Days after Tenant receiving notice of such default from Landlord;

(h)	the Tenant makes an Assignment or gives security to a third party not in compliance with this Lease;

then without prejudice to any other rights which it has pursuant to this Lease or at law, the Landlord shall have the following rights and remedies, which are cumulative and not alternative:

(i)	to terminate this Lease by notice to the Tenant;

(ii)

to enter the Premises as agent of the Tenant and to re-let the Premises for whatever term, and on such terms as the Landlord in its discretion may determine and to receive the Rent therefore and as agent of the Tenant to take possession of any property of the Tenant on the Premises, to store such property at the expense and risk of the Tenant or to sell or otherwise dispose of such property in such manner as the Landlord may see fit without notice to the Tenant;

(iii)

to remedy or attempt to remedy any default of the Tenant under this Lease for the account of the Tenant and to enter upon the Premises for such purposes. No notice of the Landlord’s intention to perform such covenants need be given to the Tenant unless expressly required by this Lease. The Landlord shall not be liable to the Tenant for any loss or damage caused by acts of the Landlord in remedying or attempting to remedy such default and the Tenant shall pay to the Landlord all expenses incurred by the Landlord in connection with remedying or attempting to remedy such default;

(iv)

to recover from the Tenant all damages and expenses incurred by the Landlord as a result of any breach by the Tenant including, if the Landlord terminates this Lease, any deficiency between those amounts which would have been payable by the Tenant for the portion of the Term following such termination and the net amounts actually received by the Landlord during such period of time with respect to the Premises; and

(v)

in lieu of Landlord’s rights to recover under Section 10.1(h)(iv) above, to recover from the Tenant the full amount of the current month’s Rent together with the next 3 months’ installments of Rent; all of which shall accrue on a day-to-day basis and shall immediately become due and payable as accelerated Rent.

10.2

Distress. Notwithstanding any provision of this Lease or any provision of applicable legislation, none of the goods of the Tenant on the Premises at any time during the Term shall be exempt from levy by distress for Rent in arrears, and the Tenant waives any such exemption. If the Landlord makes any claim against the goods and chattels of the Tenant by way of distress, this provision may be pleaded as an estoppel against the Tenant in any action brought to test the right of the Landlord to levy such distress. Notwithstanding the foregoing, the Landlord covenants and agrees with the Tenant to enter into an agreement with the Tenant’s lenders, from time to time, whereby the Landlord subordinates its rights of distraint in the Tenant’s Trade Fixtures, Leasehold Improvements, equipment and inventory to those of the lender, which agreement shall be in form and content satisfactory to the Tenant’s lender.

Notwithstanding the foregoing, the Landlord shall not be entitled to effect a distress against computer software, computer discs, computer programs and tapes, client lists, client and customer property (including, without limitation, computer hardware and software), personnel or employee information, and any data in the hard drives of any computers on the Premises, nor against the books, records, accounts, files, correspondences and documents found upon the Premises or any part thereof including, without limitation, all proprietary and confidential information and the Landlord hereby waives any right, statutory or otherwise, to levy a distress in that regard.

10.3

Costs. The Tenant shall pay to the Landlord on demand all costs incurred by the Landlord, including reasonable lawyers’ fees, on a substantial indemnity basis (or full indemnity basis, if specifically stated herein), incurred by the Landlord in enforcing any of the obligations of the Tenant under this Lease.

10.4	Allocation of Payments. The Landlord may at its option apply sums received from the Tenant against any amounts due and payable by the Tenant under this Lease in such manner as the Landlord sees fit.

10.5

Survival of Obligations. All obligations of the Tenant under this Lease which remain unfulfilled at the determination of this Lease and the Landlord’s rights in respect of any failure by the Tenant to perform any of its obligations under this Lease shall survive and remain in full force and effect notwithstanding the expiration or earlier termination of the Term.

10.6

Additional Rent Deemed Rent. All Additional Rent, if any, shall be deemed to be Rent and the Landlord shall have all rights against the Tenant for default in the payment of Additional Rent as for default in the payment of Gross Rent, except as otherwise herein provided.

10.7

Landlord’s Right To Perform. In addition to all other remedies the Landlord may have by this Lease, at law or in equity, if the Tenant does not perform any of its obligations hereunder, the Landlord may, at its option, but without any obligation, perform any of such obligations of the Tenant, after 30 days’ notice to the Tenant or in the event of an emergency, without notice, and in such event, the cost of performing any of such obligations, plus an administrative charge of 10% of such cost, shall be payable by the Tenant to the Landlord forthwith on demand, and collectable as Additional Rent.

10.8

Dispute Resolution. Notwithstanding any remedy available to the Landlord under Section 10.1 prior to exercising any remedies provided for herein, the parties shall use commercially reasonable attempts to resolve the dispute or breach as follows:

(a)

The Head of Operations of the Tenant and the AVP (Administration) and CFO of the Landlord shall discuss the nature of the dispute and attempt, within 10 days of notification of the dispute, to resolve same to the mutual satisfaction of the parties;

(b)

If the representatives of the parties under Section 10.8 are not able to resolve the dispute or breach within the aforementioned 10 days, the CEO of the Tenant and the Vice-President (Administration) of the Landlord shall meet and attempt to resolve the dispute within 10 days;

(c)

If the dispute or breach is not resolved under Section 10.8(a) and (b), then the parties may consider mediating the dispute with a third party neutral or arbitration of the dispute (any of which is without obligation on either party), or exercise any remedies available in this Lease or at law.

ARTICLE 11 – STATUS STATEMENT, ATTORNMENT AND SUBORDINATION

11.1

Status Statement. Within 10 days after written request by the Landlord, the Tenant shall deliver to the Landlord, in a form supplied by the Landlord and reasonably satisfactory to the Tenant, a certificate as to the status of this Lease, the amount of Rent then being paid and the dates to which it has been paid and any other factual matters pertaining to this Lease as to which the Landlord shall request in such certificate.

11.2	Subordination and Non-Disturbance Agreement.

(a)

Subject to the terms of this Section 11.2, this Lease and all rights of the Tenant shall be subject and subordinate to the lien of any and all Mortgages from time to time in existence against the Lands or any part thereof, whether freehold or leasehold, provided, however, Landlord shall, upon receipt of a request from Tenant, use reasonable efforts to obtain a commercially reasonable non-disturbance agreement from any existing or potential mortgagees providing that so long Tenant is not in default in any of its obligations hereunder the party to which it is subordinating its interest shall not disturb the Tenant’s possession of the Premises during the Term. On or within 60 days following execution and delivery of this Lease, Landlord shall obtain and deliver to Tenant a consent, non-disturbance and recognition agreements (“Master Lease NDAs”) from the lessors under all of the Master Leases in effect as of the date of this Lease in the form attached hereto as Schedule “L”. The subordination of this Lease to any future ground leases or other overleases shall be conditioned upon Tenant’s receipt of a Master Lease NDA in substantially the form attached hereto as Schedule “L” from the lessors. Landlord shall extend (or cause the extension of) all overleases for term or terms that enable the Term of this Lease (as it may be extended).

11.3

Attornment. Subject to Section 11.2, the Tenant shall promptly attorn on request to any Mortgagee, or to the registered owner of the Lands or the lessee under any Lease of all or substantially all of the Lands made by the Landlord or otherwise affecting the Lands or the purchaser on any foreclosure or sale under proceedings taken under any Mortgage, and shall recognize such Mortgagee, owner, lessee or purchaser as the Landlord under this Lease.

ARTICLE 12 – LANDLORD COVENANTS, REPRESENTATIONS AND WARRANTIES

12.1

Quiet Enjoyment. The Landlord covenants that if the Tenant pays Rent and observes and performs all of its obligations under this Lease within applicable notice and cure periods, the Tenant shall, subject to the provisions of this Lease, be entitled to peaceful and quiet enjoyment of the Premises for the Term without interruption or interference by the Landlord or any Person claiming through the Landlord.

12.2

General Covenants of Landlord. The Landlord hereby covenants to perform all of the covenants and obligations hereunder and under the Services Agreement to be performed by the Landlord and to diligently enforce, at Tenant’s sole cost and expense, any of the obligations of the lessors under the Master Leases. The Landlord covenants to advise the Tenant of any default it becomes aware of under any of the Master Leases and provide the Tenant with all notices it receives from any party to any of the Master Leases or any governmental authority with respect to the Premises or the Tenant’s business therein. Landlord shall not voluntarily terminate or consent to any termination of any of the Master Leases or Services Agreement without Tenant’s consent, provided, however, Tenant’s consent will not be required if the provisions of the Master Lease NDAs will preserve Tenant’s rights under this Lease to use and occupy the Premises and receive the services under the Services Agreement.

Landlord indemnifies and holds harmless the Tenant from any and all losses, claims, actions, causes of action, demands and costs for damage and injury, arising from any loss of Tenant’s rights to use and occupy the Premises arising out of (i) the expiration or termination of any of the Master Leases prior to the expiration of the Term of this Lease (as the same may be extended), including as the result of the foreclosure of or other exercise of any rights under any Mortgages, except where such termination is due to the breach of the Tenant, its directors, officers, employees, agents or those for whom in law they are responsible of its obligations under this Lease beyond applicable notice and cure periods, or (ii) any breach of Landlord’s representations, warranties and covenants set forth in Section 12.3 below. This indemnity shall survive the expiry or termination of this Lease.

12.3	Landlord Representations, Warranties and Covenants. The Landlord hereby represents, warrants and covenants to the Tenant as follows:

(a)

it will at all times keep the FLWR-Landlord Sublease in good standing and comply in full with all of its obligations therein, including paying any rent due thereunder and will exercise any extension options thereunder necessary to accommodate the Term of this Lease;

(b)

that it will not agree to any termination of the FLWR-Landlord Sublease or any amendments thereto or any of the Master Leases that will adversely impact the Premises or the Tenant’s rights hereunder, without the consent of the Tenant, which may be withheld in the Tenant’s sole discretion;

(c)

there are no requirements, nor to the best of the Landlord’s knowledge and belief are there any pending requirements, of any governmental authority or department of any kind which may require any modifications to be done to the Building or Lands (upon completion of Landlord’s Work) in order to permit the Tenant to occupy the Premises for the Use;

(d)

there are no restrictions or provisions in any of the Master Leases that would prohibit or restrict Tenant from carrying on the Use or exercising any of its rights herein or increase the costs to the Tenant to do so, except as may be set out herein or in the Services Agreement;

(e)

there are no restrictions or provisions in any of the Master Leases or registered on title to the Lands (including under the Land Use Restrictions) that would prohibit the Landlord from carrying out its obligations set forth herein and in the Services Agreement;

(f)

the Landlord has full right and authority and has taken all necessary action to execute this Lease and to fulfill its obligations herein and no consent or approval of any party is required for the Landlord to execute and deliver this Lease and perform its obligations hereunder;

(g)

as of the date hereof, the Landlord and each party to any of the Master Leases has not received any notices of violation, claims, disputes or litigation of any kind, pending or threatened, with respect to the Lands or the Premises that could inhibit or prevent the Landlord or Tenant from carrying out its obligations herein;

(h)

Landlord shall enforce the obligations of FLWR under the FLWR-Landlord Sublease and any rights of Landlord under any of the Master Leases to enforce the obligations of the landlords thereunder to comply with their respective obligations under the Master Leases to supply services and perform repairs, replacements or restoration to the Building if and to the extent necessary to permit Tenant to continue its use and occupancy of the Premises for the Use (or following a casualty to resume occupancy); and

(i)	no consents are required under any of the Master Leases to enter into this Lease or carry out the Use at the Premises except as such consents may be set forth herein or in the Services Agreement.

(j)

Landlord shall not amend or consent to the amendment of any of the Master Leases in a manner that will adversely affect Tenant’s rights or increase Tenant’s obligations under this Lease, without Tenant’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

ARTICLE 13– GENERAL PROVISIONS

13.1	Intentionally deleted.

13.2

Rules and Regulations. The Tenant shall comply with all Rules and Regulations, and reasonable amendments to them, adopted by the Landlord from time to time, so long as such Rules and Regulations are not inconsistent with and do not contradict this Lease and provided that no amendments to the Rules and Regulations shall be binding on the Tenant until it shall have received fifteen (15) days prior written notice thereof. Unless any amendment is required by law, proposed amendments to the Rules and Regulations by the Landlord shall only be effected or applicable to the Tenant provided the Landlord first enters into consultations with the Tenant and such consultations shall last no longer than ten (10) Business Days after notice is delivered to the Tenant, unless extended by mutual agreement in writing. Notwithstanding anything to the contrary herein, the Landlord and Tenant shall comply with the rules and regulations set forth in Schedule “C” to the Services Agreement.

13.3	Intentionally deleted.

13.4

Overholding. If the Tenant remains in possession of the Premises with or without the Landlord’s consent after the end of the Term, there shall be no tacit renewal of this Lease or the Term, and the Tenant shall be deemed to be occupying the Premises as a Tenant from month to month at a monthly Gross Rent equal to 150% of the monthly amount of Gross Rent payable during the last month of the Term, and otherwise upon the same terms as set out in this Lease, if applicable to a monthly tenancy.

13.5

Waiver. If either the Landlord or Tenant excuses or condones any default by the other of any obligation under this Lease, this shall not be a waiver of such obligation in respect of any continuing or subsequent default and no such waiver shall be implied.

13.6

Registration. Neither the Tenant nor anyone claiming under the Tenant shall register this Lease or any Assignment thereof on title to the Lands except that Landlord and Tenant shall execute and deliver a Notice of Lease in a registerable form reasonably acceptable to the Landlord and either party may record or register the same. If the Tenant or any permitted assignor wishes to register a document evidencing this Lease, then the Landlord shall at the request and expense of the Tenant execute a notice of Lease for the purposes of registration in such form as reasonably required by the Tenant and without disclosure of any financial terms which the Landlord does not desire to have disclosed. Such registration, if allowed by the Landlord, shall only be registered against the leasehold parcel for the Building.

13.7

Notices. Any notice, consent or other instrument which may be or is required to be given under this Lease shall be in writing and shall be delivered in person or sent by registered mail postage prepaid or transmitted by facsimile addressed to each of the Landlord and Tenant at their respective addresses:

if to the Landlord:

McMASTER UNIVERSITY

Attention: Vice-President (Administration)

1280 Main Street West, Gilmour Hall Room 202

Hamilton, Ontario, L8S 4L8

if to the Tenant:

Fusion Pharmaceuticals Inc.

Attention: General Counsel

270 Longwood Road South

Hamilton, Ontario, L8P 0A1

With a copy to :

Email: contracts@fusionpharma.com

With a copy to:

Fusion Pharmaceuticals Inc.

Attention: Eric Burak

270 Longwood Road South

Hamilton, Ontario, L8P 0A1

Email: burak@fusionpharma.com

Any such notice or other instrument shall be deemed to have been given and received on the day upon which personal delivery is made or, if mailed, 3 business-days following the date of mailing or, if sent by facsimile transmission, on the first Business Day following transmission. Either party may give notice to the other of any change of address and, after the giving of such notice, the address so specified shall be used for the giving of notices.

If postal service is interrupted or substantially delayed, all notices or other instruments shall be delivered in person.

13.8

Successors and Assigns. The rights and liabilities created by this Lease extend to and bind the successors and assigns of the Landlord and the permitted successors and assigns of the Tenant. No rights, however, shall enure to the benefit of any Assignee unless the provisions of Article 8 are complied with.

13.9

Joint and Several Liability. If there is at any time more than one Tenant or more than one Person constituting the Tenant, their covenants shall be considered to be joint and several and shall apply to each and every one of them. If the Tenant is or becomes a partnership, each Person who is a member, or shall become a member, of such partnership or its successors shall be and continue to be jointly and severally liable for the performance of all covenants of the Tenant pursuant to this Lease, whether or not such Person ceases to be a member of such partnership or its successor.

13.10	Consent. Whenever in this Lease the consent or approval of the Landlord is required, such consent or approval will not be unreasonably withheld or delayed unless specifically stated to the contrary.

13.11

Entire Agreement. This Lease, the Services Agreement and the schedules attached set forth the entire agreement between the Landlord and Tenant concerning the Premises. There are no agreements or understandings between them other than as set out in this Lease and the Services Agreement. This Lease and its schedules may not be modified except by agreement in writing executed by the Landlord and Tenant.

13.12

Force Majeure. No Party hereto shall be held responsible or liable or be deemed to be in default or in breach of this Lease for its delay, failure or inability to meet any of its obligations hereunder (other than the obligation to pay money and compliance with the MIP Biosafety Program and Radiation Safety Program) caused by or arising from any cause which is unavoidable or beyond the reasonable control of such Party, including war, warlike operations, terrorism, riot, civil commotion or insurrection, orders of government or other government action, fire, flood or any natural disaster, strikes, lockouts, boycotts or other labour disputes, quarantines, epidemics or pandemics, protests, disturbances or any act of God, shortage of materials, delay in transportation, delay in delivery by vendors, suppliers, subcontractors or any other cause which is beyond the reasonable control of the applicable party hereto or which frustrates the performance of this Lease.

13.13

Governing Law. This Lease shall be governed by and construed under the Applicable Laws of the jurisdiction in which the Building is located and the parties attorn and submit to the jurisdiction of the courts of such jurisdiction.

13.14

Severability. Where any portion of this Lease is deemed voidable by any competent authority having jurisdiction over this Lease or any Applicable Law affecting it, the offending provision shall be severed from the Lease with the remaining portions continuing to be legally valid and enforceable.

13.15	Counterparts. This Lease may be signed in counterparts and may be executed electronically, each of which is deemed to be an original and all of which shall constitute one and the same document.

13.16

Further Assurance. The Landlord and the Tenant will, from time to time, at the other’s request and expense and without further consideration, take such further action as the other may require to more effectively complete any matter provided herein.

13.17

Planning Act. The Lease and the transactions within it are subject to compliance with the Planning Act, R.S.O. 1990, c.P.13, as amended, where necessary. The costs of rendering this Lease compliant with said Act shall be at the expense of the Landlord.

13.18

Time. Time shall be of the essence of this Lease and every part of it, except as may be expressly provided to the contrary in this Lease, and no extension or variation of this Lease shall operate as a waiver of this provision. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Lease, unless this Lease provides to the contrary, the date which is the reference date in calculating such period shall be excluded.

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IN WITNESS WHEREOF the parties hereto have hereunto affixed their respective corporate seals under the hands of their respective proper officers duly authorized in that behalf.

McMASTER UNIVERSITY

Per:	/s/ Roger Couldrey
Name:	Roger Couldrey
Title:	Vice President (Administraton)

Per:	/s/ Deidre L. Henne
Name:	Deidre L. Henne
Title:	Assistant Vice-President (Administration) and CFO

FUSION PHARMACEUTICALS INC.

Per:	/s/ John Valliant
Name:	John Valliant
Title:	Chief Executive Officer

I/We have authority to bind the Corporation.